UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934 (Amendment No.    )

Filed by the Registrant    ☑
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

TEAM HEALTH HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 11, 2016

Dear Fellow Shareholders:

Please join us for the Team Health Holdings, Inc. Annual Meeting of Shareholders on Wednesday, May 25, 2016, at 12:30 p.m. (Eastern Daylight Time) at the Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022.

In accordance with the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet, we sent shareholders of record at the close of business on March 28, 2016, a Notice of Internet Availability of Proxy Materials on or about April 11, 2016. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Team Health Holdings, Inc.

Sincerely,

H. Lynn Massingale, M.D.
Executive Chairman

Michael D. Snow
President and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 28, 2016, you were a shareholder of record or held shares through a broker or nominee, you may vote your shares by proxy through the Internet, by telephone or by mail. For shares held of record or through a broker or nominee, you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies or change your vote at the times and in the manners described on pages 2 and 3 of the Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 24, 2016, to be counted.

To vote by proxy:

BY INTERNET

•    Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•    When you receive the proxy card, mark your selections on the proxy card.

•    Date and sign your name exactly as it appears on your proxy card.

•    Mail the proxy card in the enclosed postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

TEAM HEALTH HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME    12:30 p.m. (Eastern Daylight Time) on Wednesday, May 25, 2016

PLACE	Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, New York 10022

ITEMS OF BUSINESS    1.    To elect the four Class I director nominees listed herein.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

3.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 28, 2016.

VOTING BY PROXY
To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a paper proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Steven E. Clifton
Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be, on or about April 11, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Wednesday, May 25, 2016: Our Proxy Statement and Annual Report on Form 10-K are available online at
https://www.proxyvote.com.

TEAM HEALTH HOLDINGS, INC.

265 Brookview Centre Way, Suite 400
Knoxville, Tennessee 37919
Telephone: (865) 693-1000

PROXY STATEMENT
Annual Meeting of Shareholders
May 25, 2016
12:30 p.m. (Eastern Daylight Time)

GENERAL INFORMATION
Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of Team Health Holdings, Inc. (the “Company” or “TeamHealth”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 25, 2016 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice of Internet Availability of Proxy Material (the “Notice”) and made these proxy materials available to you on the Internet, or (2) delivered printed versions or these materials, including a proxy card, to you by mail.
What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

•    Proposal No. 1: Election of the four Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.
Who is entitled to vote?

Shareholders as of the close of business on March 28, 2016 (the “Record Date”), may vote at the Annual Meeting. As of that date, there were 73,793,208 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.
What constitutes a quorum?

The holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are required to approve each proposal?

With respect to the election of the four Class I director nominees listed herein (Proposal No. 1), all elections of directors will be determined by a majority of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. A majority of the votes cast requirement means that, of the votes cast by all of the then outstanding shares of voting stock of the Company, those votes cast “FOR” a director must exceed the votes cast “AGAINST” that director. There is no cumulative voting.

With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2), approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of voting stock present in person or represented by proxy and entitled to vote on the proposal.

For any other proposal being considered at the Annual Meeting, approval of the proposal requires a vote of the holders of a majority of the voting power of the shares of voting stock present in person or represented by proxy and entitled to vote on the proposal.
What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote your uninstructed shares with respect to Proposal No. 1 (election of the four Class I director nominees listed herein). Your broker will have discretion to vote your uninstructed shares on Proposal No. 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016).

How are votes counted?

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the election of directors (Proposal No. 1) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 2). Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 1. For Proposal No. 2, abstentions will have the effect of a vote “against” the proposal and your broker will have discretion to vote your uninstructed shares on Proposal No. 2.

If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the Board's recommendations.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•    “FOR” each of the nominees to the Board set forth in this Proxy Statement; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.
Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•
By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 24, 2016, for the voting of shares held by shareholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 24, 2016.

How do I vote my shares in person at the Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the Annual Meeting. Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card, or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•    Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the
Company, provided such statement is received no later than May 24, 2016;

•    Voting again by Internet or telephone at a later time before the closing of those voting facilities at
11:59 p.m. (Eastern Daylight Time) on May 24, 2016;

•    Submitting a properly signed proxy card with a later date that is received no later than May 24, 2016;
or

•    Attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Team Health Holdings, Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all shareholders must present a form of personal identification in order to be admitted to the Annual
Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual
Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified Board divided into three classes: H. Lynn Massingale, M.D., Michael D. Snow, Edwin M. Crawford and Scott Ostfeld constitute a class with a term that expires at this Annual Meeting of Shareholders in 2016 (the “Class I Directors”); James L. Bierman, Mary R. Grealy, Patrick E. Fry and Kenneth H. Paulus constitute a class with a term that expires at the Annual Meeting of Shareholders in 2017 (the “Class II Directors”); and Glenn A. Davenport, Vicky B. Gregg and Neil M. Kurtz, M.D. constitute a class with a term that expires at the Annual Meeting of Shareholders in 2018 (the “Class III Directors”). Mr. Herring, who currently serves as a director, has notified the Board of Directors that he will not stand for re-election to the Board of Directors at the 2016 Annual Meeting. Mr. Herring will serve out the remainder of his term, which will end at this Annual Meeting. The Company is grateful to Mr. Herring for his years of service on the Board of Directors.

The Board has considered and nominated the following slate of Class I nominees for a three-year term expiring in 2019: H. Lynn Massingale, M.D., Michael D. Snow, Edwin M. Crawford and Scott Ostfeld. Action will be taken at the Annual Meeting for the election of these four Class I nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of H. Lynn Massingale, M.D., Michael D. Snow, Edwin M. Crawford and Scott Ostfeld. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), proxies received will be voted for the election of such other persons, if any, as the Board may designate.

Nominees for Election to the Board of Directors in 2016

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Class I - Nominees for Term Expires in 2019

Name	Age	Principal Occupation and Other Information
H. Lynn Massingale, M.D.	63
A member of our Board of Directors since November 2005 and Executive Chairman since May 2008. From 1994 to 2008, Dr. Massingale was the Chief Executive Officer and a director of Team Health, Inc. and also held the title of President until October 2004. Prior to that, Dr. Massingale served as President and Chief Executive Officer of Southeastern Emergency Physicians, a provider of emergency physician services to hospitals in the Southeast and the predecessor of Team Health, Inc., which Dr. Massingale co-founded in 1979. Dr. Massingale also served as the director of Emergency Services for the State of Tennessee from 1989 to 1993. Dr. Massingale is a graduate of the University of Tennessee Medical Center for Health Services.

Name	Age	Principal Occupation and Other Information
Michael D. Snow	61
A member of our Board of Directors and TeamHealth's President and Chief Executive Officer since September 2014. Mr. Snow joined the Company as President in April 2013. Prior to joining the Company, Mr. Snow operated Overton Advisory Group from 2011 to 2013, which provided strategic and operational consulting services to various healthcare companies and investment groups. Mr. Snow served as the Chief Operating Officer of Amedisys, Inc. from 2010 to 2011, the Chief Executive Officer and President of Wellmont Health System Corp. from 2008 to 2009, the President and Chief Executive Office of Surgical Care Associates from 2007 to 2008, the Executive Vice President and Chief Operating Officer of HealthSouth Corporation from 2004 to 2007, and the President of HCA’s Gulf Coast Division from 1996 to 2004. He is an accomplished executive with more than 30 years of experience in health care business operations. Mr. Snow earned his Bachelor of Science degree from the University of Alabama and a Master's Degree in Business Administration from Troy State University.

Edwin M. Crawford	67
A member of our Board of Directors since March 2016. Mr. Crawford previously served as Chairman of CVS Caremark Corporation, a Fortune 20 company and leading provider of pharmacy benefits management services formed by the 2007 merger of CVS Corporation and Caremark Rx, Inc. Mr. Crawford joined Caremark (formerly known as MedPartners, Inc.) in 1998 and served as Chief Executive Officer, Director and Chairman from 1998 to 2007 and President from 1998 to 2000 and from 2004 to 2007. In 1999, as Chief Executive Officer of MedPartners, Mr. Crawford helped orchestrate the sale of Team Health, Inc. to a consortium of private equity firms. Prior to joining Caremark, Mr. Crawford was Chairman and Chief Executive Officer of Magellan Health Services, Inc. (formerly known as Charter Medical Corporation), a leading managed-care behavioral healthcare firm, which he joined in 1990. Mr. Crawford served as a Trustee of Colonial Properties Trust from 2011 until its merger with Mid America Apartment Communities Inc. in 2013. Mr. Crawford has also served as a Director of Genesis Health Ventures, Inc., Integrated Health Services, Inc., NeighborCare, Inc. and the U.S. Chamber of Commerce and as a Trustee of Washington and Lee University. Mr. Crawford graduated from Auburn University in 1971 with a BS in Business Administration.

Scott Ostfeld	39
A member of our Board of Directors since March 2016. Mr. Ostfeld is a partner of JANA Partners where he is co-portfolio manager of JANA’s Strategic Investments Fund and is responsible for special situations investments, including active shareholder engagement. Prior to joining JANA in 2006, Mr. Ostfeld was with GSC Partners in their distressed debt private equity group focused on acquiring companies through the bankruptcy restructuring process and enhancing value as an active equity owner. Prior to GSC Partners, Mr. Ostfeld was an investment banker at Credit Suisse First Boston where he worked on a variety of M&A and capital raising assignments. Mr. Ostfeld received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and a B.A. from Columbia University. Mr. Ostfeld serves on the nonprofit boards for Columbia University’s Richman Center for Business, Law, and Public Policy and The Opportunity Network.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class II - Directors Whose Term Expires in 2017
Name	Age	Principal Occupation and Other Information
James L. Bierman	63
A member of our Board of Directors since August 2010. From September 2014 to June 2015, Mr. Bierman served as President and Chief Executive Officer of Owens & Minor, Inc., a Fortune 500 company and a leading distributor of medical and surgical supplies. Previously, Mr. Bierman served in various other roles at Owens & Minor, Inc. including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and as Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Owens & Minor, Quintiles Transnational Corp. Mr. Bierman is a former director of Quintiles Transnational Corp. and of Pharma Services Holding, Inc., (the parent company of Quintiles Transnational Corp.). Prior to joining Quintiles Transnational Corp., Mr. Bierman was a partner at Arthur Andersen LLP from 1988 to 1998. Mr. Bierman earned his MBA at Cornell University’s Johnson Graduate School of Management and his undergraduate degree at Dickinson College.

Patrick E. Fry	58
A member of our Board of Directors since July 2015. Mr. Fry served as President and Chief Executive Officer of Sutter Health, a not-for-profit network of nearly 5,000 physicians under the Sutter Medical Network, which includes 24 acute care hospitals and one of the nation's largest home health and hospice programs, from 2005 to 2016. Prior to that, Mr. Fry served in numerous roles throughout Sutter Health including: Chief Operating Officer and Executive Vice President of Sutter Health, Executive Vice President of Sutter Health Western Division, President of Sutter Health East Division, and Regional President of Sutter Health Central in addition to several other roles. Mr. Fry currently serves on the board of Vizent Inc. and serves as an advisor to Evolent Health and Becker Hospital Review. Mr. Fry received his Masters of Health Sciences Administration from George Washington University and his Bachelor of Arts in Administration in Public Health from the University of California.

Class II - Directors Whose Term Expires in 2017
Name	Age	Principal Occupation and Other Information
Mary R. Grealy	67
A member of our Board of Directors since October 2012. Ms. Grealy has served as President of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations, since 1999. As a widely recognized expert in the field of health legislation and a member and Vice-Chair of the not-for-profit board of Duquesne University and a member of the American Health Lawyers Association, Ms. Grealy frequently serves as a public speaker around the country. Ms. Grealy has strong credentials within the hospital community, bringing 33 years of consulting and advising experience to the board as part of leading trade associations, testifying before Congress, and lobbying at various levels of government. Ms. Grealy formerly served as the Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals. Ms. Grealy began her career in the healthcare industry as a Legislative Assistant to the U.S. House of Representatives’ Ways and Means Subcommittee on Health, during the Carter Administration. Ms. Grealy is a graduate of Duquesne University School of Law and earned her undergraduate degree at Michigan State University.

Kenneth H. Paulus	56
A member of our Board of Directors since July 2015. Mr. Paulus served as President and Chief Executive Officer of Allina Health, one of the nation's largest not-for-profit integrated delivery systems consisting of nearly 1,500 employed physicians, 13 acute care hospitals, a freestanding emergency department and more than 100 ambulatory care clinics, from 2009 to 2014. Prior to that, he served as President and Chief Operating Officer. Prior to joining Allina Health, Mr. Paulus was the President and Chief Executive Officer of Atrius Health System, one of the largest integrated physician organizations in New England and a teaching and research affiliate of Harvard Medical School. Additionally, Mr. Paulus served as the Chief Operating Officer of Boston-based Partners Community HealthCare, a teaching affiliate of Harvard Medical School that includes Massachusetts General Hospital and Brigham and Women's Hospital. Mr. Paulus serves on the board of Healthgrades and Cogentix Medical, Inc. Mr. Paulus received his Masters of Healthcare Administration and Management from the University of Minnesota and a Bachelor of Arts in Biology from Augustana College.

Class III - Directors Whose Term Expires in 2018
Name	Age	Principal Occupation and Other Information
Glenn A. Davenport	62
A member of our Board of Directors since December 2001. Since May 2013, Mr. Davenport has served as President of GA Foods, which provides nourishing meals to senior and child nutrition programs in over 40 states. From March 2007 to February 2009, Mr. Davenport was President of Horizon Software International, LLC, a company specializing in food service technology. Mr. Davenport served as Chairman and Chief Executive Officer of Morrison Management Specialists, a food and nutrition services provider to the healthcare industry, until August 2006. Prior to that, he served in various management capacities with Morrison Restaurants, Inc. Mr. Davenport serves as a director of Cracker Barrel Old Country Stores, Inc.

Vicky B. Gregg	61
A member of our Board of Directors since January 2013. Ms. Gregg served as the Chief Executive Officer and as a Director of BlueCross BlueShield of Tennessee (“BCBST), a not-for-profit organization that, together with its subsidiaries, provides a comprehensive range of group and individual health insurance plans, products and services, from February 2003 until December 2012. Before becoming Chief Executive Officer of BCBST, Ms. Gregg served as BCBST’s President and Chief Operating Officer, overseeing all aspects of the company’s day-to-day operations, and prior to that occupied several senior leadership positions at BCBST. Prior to joining BCBST, Ms. Gregg served as a Market Vice President of Humana in Kentucky and Ohio. Ms. Gregg served as a director of First Horizon National Corporation between January 2011 and April 2016 and has served as a director of Quest Diagnostics since July 2014. Ms. Gregg serves on the boards of a number of other non-profit and trade organizations, and in the past has also served on several appointed commissions, including the Tennessee Governor’s Roundtable. Ms. Gregg attended the University of Tennessee at Chattanooga and the Erlanger School of Nursing.

Neil M. Kurtz, M.D.	65
A member of our Board of Directors since November 2013. Dr. Kurtz is President and Chief Executive Officer of Golden Living, LLC, a privately-held skilled nursing, hospice, home healthcare and institutional pharmacy company. Prior to joining Golden Living in 2008, Dr. Kurtz served as president and Chief Executive Officer of TorreyPines Therapeutics, Inc., and as president of Ingenix Pharmaceutical Services, Inc., a division of United Health Group (“UHG”). Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of President and Chief Executive Officer until its acquisition by UHG in 1999. His career also includes leadership positions with Boots Pharmaceuticals, Inc., Bayer Corporation, Bristol-Myers Company and Merck, Sharp and Dohme. Dr. Kurtz currently serves on the corporate boards of Golden Gate National Senior Care Holdings and Medidata Solutions, Inc. Dr. Kurtz previously served on the corporate boards for Ingenix, Inc.; NeurogesX, Inc.; Stemedica Cell Technologies and TorreyPines Therapeutics, Inc. Dr. Kurtz earned his Bachelor of Arts degree in psychology from New York University and his medical degree from the Medical College of Wisconsin. Dr. Kurtz is board certified in Psychiatry/Neurology and is licensed to practice medicine in California, Georgia and New York.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Compliance Committee.

On March 22, 2016, the Company and JANA Partners LLC (“JANA”) entered into a Cooperation Agreement (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, the Company appointed Edwin M. Crawford and Scott Ostfeld to the Board as Class I directors, effective March 22, 2016. In addition, subject to the terms of the Cooperation Agreement, the Company agreed to appoint Nancy M. Schlichting (together with Messrs. Crawford and Ostfeld, the “JANA Directors”) to the Board in January 2017 promptly following her retirement from her position as Chief Executive Officer of Henry Ford Health System. The Company also agreed that, subject to the conditions set forth in the Cooperation Agreement, the Board will nominate Messrs. Crawford and Ostfeld for election to the Board at the Company’s 2016 Annual Meeting and Ms. Schlichting for election to the Board at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). For a further discussion of the Cooperation Agreement, see “Transactions with Related Persons.”
Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board established categorical standards of director independence to assist it in making independence determinations. These standards (which are included as an annex in our Corporate Governance Guidelines and may be found on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com) set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the Board will determine in its judgment whether such relationship is material.

The Nominating/Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Bierman, Crawford, Davenport, Fry, Herring, Ostfeld, Paulus, Dr. Kurtz, and Mss. Grealy and Gregg are independent under the categorical standards for director independence set forth in the Corporate Governance Guidelines and for purposes of all applicable NYSE standards, including with respect to committee service. Our Board has also determined that Ms. Grealy and Messrs. Herring, Bierman and Crawford are “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Board Structure

Our Board currently consists of an Executive Chairman position that is separate from the position of Chief Executive Officer. The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman of the Board will vary from company to company and depend upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Executive Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. Accordingly, Dr. Massingale serves as Executive Chairman, while Mr. Snow serves as our Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Dr. Massingale’s attention to Board and committee matters allows Mr. Snow to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Pursuant to the Cooperation Agreement, the Company agreed that unless mutually agreed otherwise by JANA and the Company, no later than the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2017 Annual Meeting, to announce a new Chairman of the Board, reasonably acceptable to JANA, to replace H. Lynn Massingale, M.D. following the expiration of his term pursuant to his current employment agreement with the Company. For a further discussion of the Cooperation Agreement, see “Transactions with Related Persons.”
Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating/Governance Committee	Compliance Committee
James L. Bierman	X, Chair		X
Edwin M. Crawford	X
Glenn A. Davenport		X, Chair	X
Patrick E. Fry		X
Mary R. Grealy	X			X, Chair
Vicky B. Gregg		X	X, Chair
Joseph L. Herring	X	X
Neil M. Kurtz, M.D.			X	X
H. Lynn Massingale, M.D.
Scott Ostfeld		X
Kenneth H. Paulus				X
Michael D. Snow				X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of shareholders. During the year ended December 31, 2015, the Board held seventeen meetings, the Audit Committee held nine meetings, the Compensation Committee held six meetings, the Nominating/Governance Committee held four meetings and the Compliance Committee held four meetings. All of our current directors attended at least 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which they served in 2015, except for Mr. Fry, who missed meetings due to schedule conflicts already in place prior to his appointment to our Board in July 2015. All of our current directors attended the 2015 annual meeting, with the exception of Messrs. Crawford, Fry, Ostfeld and Paulus, who were appointed to the Board subsequent to the meeting.
Pursuant to the Cooperation Agreement, the Company is obligated to appoint at least two of the JANA Directors to any committee that may be formed to (i) review strategic alternatives, or (ii) oversee the process of identifying potential senior management hires. Pursuant to the Cooperation Agreement, JANA has the right to request that the Board appoint at least one of the JANA Directors to any two of the Audit Committee, the Compensation Committee or the Nominating/Governance Committee, subject to their satisfaction of the qualification requirements of each applicable committee. Mr. Crawford has been appointed to the Audit Committee and Mr. Ostfeld has been appointed to the Compensation Committee as of April 2016. For a further discussion of the Cooperation Agreement, see “Transactions with Related Persons.”

Committee Membership
Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board determined that Mr. Bierman qualifies as an audit committee financial expert as defined by applicable Securities and Exchange

Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Bierman’s qualification based on, among other things, his prior experience as Chief Financial Officer of Owens & Minor, Inc., his prior experience as Chief Financial Officer of Quintiles Transnational Corp., and his prior experience as a partner at Arthur Andersen LLP.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Audit Committee, and include the following:

•
carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reports and financial reporting policies, our internal controls and, in coordination with the Compliance Committee, our compliance with legal and regulatory requirements;

•	selecting our independent registered public accounting firm and reviewing and evaluating at least annually its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•
reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•    reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general and Compensation Committee in particular. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Compensation Committee, and include the following:

•    establishing and reviewing, on an annual basis, the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•
evaluating the performance of the Executive Chairman and Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Executive Chairman and Chief Executive Officer;

•    overseeing and approving the management continuity planning process;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•    considering policies and procedures pertaining to expense accounts of senior executives;

•    reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans and other applicable regulations; and

•    reviewing and monitoring all employee benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include preparing the Compensation Committee Report and overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, in 2015 the Compensation Committee engaged the services of Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant.

All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee, and all work performed by CAP was pre-approved by the Compensation Committee. Neither CAP nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. Prior to CAP’s retention by the Committee, the Compensation Committee evaluated whether any work provided by CAP raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2015, CAP’s services to the Compensation Committee included, among other things:

•	reviewing and advising with respect to potential changes to stock incentive and annual management incentive plans;

•    preparing comparative analyses of executive compensation levels and design at peer group companies;

•    assisting the Compensation Committee in assessing the pay for performance alignment of the
Company’s compensation program;

• reviewing and evaluating our overall compensation structure in light of organizational objectives; and

• preparing comparative analyses for director compensation levels and design at peer group companies

A CAP representative participated in six of the six Compensation Committee meetings in 2015.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed solely of independent directors. During fiscal 2015, no member of our Compensation Committee was an employee or officer or former officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Compensation Committee during fiscal 2015.

Nominating/Governance Committee

All members of the Nominating/Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to board of directors in general and nominating committees in particular.

The duties and responsibilities of the Nominating/Governance Committee are set forth in its charter, which may be found at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Committee Charters: Nominating/Governance Committee, and include the following:

•    establishing the criteria for the selection of new directors;

•    identifying and recommending to the Board individuals to be nominated as directors;

•    evaluating candidates for nomination to the Board, including those recommended by shareholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•    considering questions of independence and possible conflicts of interest of members of the Board;

•    reviewing and recommending the composition and size of the Board;

•    overseeing, at least annually, the evaluation of the Board and management; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Compliance Committee

The purpose of the Compliance Committee is to assist the Board with the review and oversight of matters related to compliance with federal healthcare program laws and requirements and applicable state healthcare laws, including relevant laws, regulations and regulatory guidance. The duties and responsibilities of the Compliance Committee include the following:

•
promoting a Company-wide culture of compliance through oversight of and coordination with management on development and implementation of a robust and effective compliance program consistent with the seven elements described in its charter;

•
reporting to the Board on a periodic basis on findings, recommendations and any other matters the Compliance Committee deems appropriate or the Board requests, including reporting at least annually to the Board on its assessment of the ability of the compliance program to meet its compliance obligations;

•	annually reviewing and approving a work plan prepared by the Compliance Officer, which sets forth the Company’s plan for maintaining an effective compliance program;

•	annually overseeing an effectiveness evaluation of the compliance program, either through internal or external means, and submitting any recommended changes to the Board for its consideration; and

•	coordinating with the Audit Committee with respect to compliance matters relating to financial reporting and other financial topics.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. In October 2015, the Board formed a special committee (the “Transaction Committee”) in an advisory capacity to review and evaluate possible strategic alternatives available to the Company and designated Messrs. Bierman, Davenport and Herring and Ms. Gregg to serve as members of the Transaction Committee. During 2015, the Transaction Committee held four meetings.

Oversight of Risk Management

The Company is exposed to a number of enterprise risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Company’s Chief Financial Officer is primarily responsible for the Company’s enterprise risk management function and regularly works closely with the Company’s senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and, as described below, the Audit Committee and the Board, regarding the Company’s risk management policies and procedures.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures and the Compliance Committee plays a key role in matters related to the Company’s compliance with federal and state healthcare regulatory program laws, regulations and guidance. In this regard, the Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. Specifically, the Audit Committee meets with the Company’s Chief Financial Officer quarterly to discuss the risks facing the Company, including, in particular, any new risks that may have arisen since they last met.

The Compensation Committee is responsible for oversight of risks relating to compensation programs and reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company. CAP, the Committee’s compensation consultant undertook a comprehensive review of the company’s incentives, which it reviewed and discussed with the Compensation Committee. CAP advised the Compensation Committee that based on their review they did not find there were any issues that would encourage excessive risk taking.

In addition, the Compliance Committee is responsible for oversight of matters relating to compliance with federal healthcare program laws and requirements and applicable state health care laws, including relevant laws, regulations, and regulatory guidance. The Compliance Committee relies upon the expertise and knowledge of the Company’s management, including its General Counsel and Chief Compliance Officer. The Chairs of the Audit and Compliance Committees meet periodically throughout the year, as necessary to discuss any healthcare regulatory risks that may have a material adverse effect on the Company. In addition, the Audit Committee and Compliance Committee will periodically meet in a joint session as needed.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a quarter, the independent directors meet in a private session that excludes management and non-independent directors. The non-management and independent directors in attendance preside as Chair at such session based upon a scheduled rotation of such duty. The Audit, Compensation, Compliance and Nominating/Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Compliance and Nominating/Governance Committee charters and other corporate governance information are available on the Corporate Governance Highlights page of the Investor Relations section on our website at www.teamhealth.com. Any shareholder also may request them in print, without charge, by contacting the Corporate Secretary at Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919.

Code of Conduct

We maintain a Code of Conduct that is applicable to all of our directors, officers, employees and affiliated independent contractor medical professionals, including our Executive Chairman, President and Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.teamhealth.com under Investor Relations: Corporate Governance Highlights: Code of Conduct.

As described in our Code of Conduct, we maintain the TeamHealth Compliance Hotline by which the Company’s directors, officers, employees and affiliated independent contractor medical professionals (referenced individually as an “Associate” and collectively as “Associates”) are provided with three avenues through which they can address any ethical questions or concerns: a toll-free phone line, a fax, and a website. The hotline is available 24 hours a day, 7 days a week. The hotline has a toll-free number for Associates. Associates may also access the hotline system and report integrity concerns via the Web. Associates can choose to remain anonymous in using the hotline. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any Associate who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating/Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating/Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating/Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating/Governance Committee does, at a minimum, assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board, and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating/ Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating/Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating/Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating/ Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with Mr. Snow's appointment as our Chief Executive Officer, the Nominating/Governance Committee recommended the appointment of Mr. Snow as a Class I director on the Board. Prior to his nomination, committees of the Board and the Board met with Mr. Snow to consider whether he would be an appropriate candidate for the position of Chief Executive Officer and a director on our Board. The Board appointed Mr. Snow as our Chief Executive Officer and as a director in August 2014.

Pursuant to the Cooperation Agreement, Edwin M. Crawford and Scott Ostfeld were appointed to the Board in March 2016 to serve as Class I directors and were nominated for election to the Board at the Annual Meeting. In addition, subject to the terms of the Cooperation Agreement, the Company has agreed to appoint Nancy M. Schlichting to the Board in January 2017 promptly following her retirement from her position as Chief Executive Officer of Henry Ford Health System.

In connection with its annual recommendation of a slate of nominees, the Nominating/Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stockholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. Finally, many of our directors possess substantial expertise in advising and managing companies in various segments of the healthcare industry.

•
Dr. Massingale has significant experience in the healthcare industry, as a co-founder of the predecessor of the Company in 1979, having managed the Company since 1994, and serving as director of Emergency Services for the State of Tennessee from 1989 to 1993.

•
Mr. Snow has significant healthcare experience, having held numerous executive-level positions in the healthcare industry, such as President and Chief Executive Officer of TeamHealth, Chief Operating Officer of Amedisys, Inc., President and Chief Executive Officer of Surgical Care Associates, and President, Gulf Coast Division of HCA.

•
Mr. Bierman has both healthcare and accounting experience, having served as President and Chief Executive Officer for Owens & Minor, as Chief Financial Officer of Quintiles Transnational Corp., and as a partner at Arthur Andersen LLP.

•
Mr. Crawford has significant healthcare and business leadership experience, previously serving as Chief Executive Officer of Caremark Rx Inc. and as Chairman of Caremark Corporation. Mr. Crawford also served as the Chief Executive Officer of MedPartners, Inc.

•
Mr. Davenport is experienced in management, having served as President of Horizon Software, Chairman and Chief Executive Officer of Morrison Management Specialists, and in other management capacities with Morrison Restaurants, Inc.

•
Mr. Fry has significant experience in the healthcare industry, having served as President, Chief Executive Officer and in other senior leadership positions at Sutter Health, one of the nations largest not-for-profit integrated healthcare delivery systems, since 2005.

•
Ms. Grealy is a widely recognized expert in the field of health legislation who also brings experience in management. She is currently the President of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. A lawyer by training, she also has strong credentials with the hospital community having formerly served as Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals.

•
Ms. Gregg has relevant technical skills and industry knowledge. She has healthcare and business leadership experience having served as Blue Cross Blue Shield of Tennessee’s Chief Executive Officer from 2003 to 2012. She has extensive knowledge of healthcare plans, having served as the chair of that industry’s leading trade organization, America’s Health Insurance Plans (AHIP), and still serves on its Foundation Board.

•
Dr. Kurtz has significant experience in the healthcare industry, currently serving as Chief Executive Officer and President of Golden Living, LLC., having previously served as Chief Executive Officer and President of TorreyPines Therapeutics, Inc. and Ingenix Pharmaceutical Services, Inc., a division of United Health Group.

•
Mr. Ostfeld has significant experience in finance serving as Partner and Co-Portfolio manager, JANA Strategic Investments of JANA Partners, LLC, and formerly as an investment banker of Credit Suisse First Boston Corporation where he worked on a variety of mergers and acquisitions and capital raising assignments.

•
Mr. Paulus has significant healthcare experience having served as President and Chief Executive Officer of Allina Health, one of the nation's largest non-for-profit healthcare systems, and having previously served as President and Chief Executive Officer of Atrius Health System, one of the largest integrated physician organizations in New England and a teaching and research affiliate of Harvard Medical School.

This process resulted in the Nominating/Governance Committee’s recommendation to the Board, and the Board’s nomination, of the four incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. All recommendations for nomination received by the Corporate
Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating/Governance Committee for its consideration. Shareholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Shareholder Proposals for the 2017 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, shareholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Compliance or Nominating/Governance Committees or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to them c/o Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919 or (2) sending an e- mail to Corporate_Secretary@teamhealth.com. The Corporate Secretary will forward such correspondence to the appropriate party. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than
Dr. H. Lynn Massingale and Michael D. Snow whose biographical information is presented under “Class I - Nominees for Term Expires in 2019.”

Name	Age	Principal Occupation and Other Information
David P. Jones	48

Our Chief Financial Officer since May 1996. In November 2010, Mr. Jones assumed the title of Executive Vice President and Chief Financial Officer. From
1994 to 1996, Mr. Jones was our Controller. Prior to that, Mr. Jones worked at Pershing, Yoakley and Associates, a regional healthcare audit and consulting firm, as a Supervisor. Before joining Pershing, Yoakley and Associates,
Mr. Jones worked at KPMG Peat Marwick as an Audit Senior. Mr. Jones received a B.S. in Business Administration from the University of Tennessee.

Name	Age	Principal Occupation and Other Information
Steven E. Clifton	56

Our Executive Vice President, General Counsel and Corporate Secretary since September 2015. Mr. Clifton is admitted to practice law in Tennessee and Kentucky and has almost 30 years of experience in representing various health care entities, including hospitals, physician group practices and ambulatory surgery centers.  Prior to joining TeamHealth, from August 2012 until the merger with Community Health Systems in January 2014, Mr. Clifton served as Senior Vice President and General Counsel at Health Management Associates (HMA). Prior to that, from August 1997 until July 2012, he served as the Vice President - Legal Operations at Hospital Corporation of America (HCA). Mr. Clifton received his Bachelor of Arts degree from Western Kentucky University and his Juris Doctorate degree from the University of Kentucky.

Oliver Rogers	62

Our Executive Vice President and Chief Operating Officer since September 2014. Mr. Rogers was previously President of the Company’s hospital based services operations. Mr. Rogers has more than 40 years of management experience in a variety of healthcare organizations, including hospitals and large physician practice groups. He joined TeamHealth Southeast in 2003 as Executive Vice President and was promoted to CEO of that division in 2006. Mr. Rogers was promoted to President of TeamHealth Hospital Based Services in 2010 and was responsible for national contract management of TeamHealth’s emergency medicine, hospital medicine, anesthesia, urgent care and specialty hospitalist service lines. Prior to joining TeamHealth, Mr. Rogers was responsible for a $1.5 billion revenue division of a publicly traded healthcare company. He earned his Bachelor’s Degree from the University of North Carolina and a Master’s Degree in Health Administration from Duke University.

Miles Snowden, M.D.	60

Our Chief Medical Officer since September 2014. Dr. Snowden has more than 30 years of clinical leadership experience in a variety of healthcare organizations. Dr. Snowden's professional background includes serving as the chief medical officer for Optum, UnitedHealth Group’s services division, and Delta Air Lines. Prior to these positions, Dr. Snowden held a private practice in Louisville, Kentucky, and founded an occupational health consulting business. Dr. Snowden received his medical degree from the University of Louisville School of Medicine. Dr. Snowden completed an internal medicine residency at the University of Alabama - Birmingham and is board certified in internal medicine and preventive medicine. Dr. Snowden also holds a master’s of public health degree.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2016.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young
LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2015 financial statements, we entered into an agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP performed audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2015 and 2014 and fees billed for other services rendered by Ernst & Young LLP for those periods:

	2015	2014
Audit fees(1)	$2,690,324	$1,606,548
Audit-related fees(2)	276,779	—
Tax fees(3)	250,373	456,984
All other fees(4)	1,995	1,995
Total:	$3,219,471	$2,065,527

(1) Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and the review of financial statements included in Forms 10-Q and Forms 10-K. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.
(2) Includes fees billed for other research and consultation services performed by Ernst & Young LLP.
(3) Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
(4) Includes the aggregate fees recognized in each of the last two fiscal years for accounting standard research software provided by Ernst & Young LLP.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre- approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement and requires the independent registered public accounting firm and management to report actual fees incurred periodically throughout the year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

James L. Bierman, Chair
Mary R. Grealy
Joseph L. Herring

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Equity Compensation Plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders (2)	4,054,189	$31.15	2,380,445
Equity compensation plans not approved by security holders (3)	1,492,041	19.11	—
Total	5,546,230		2,380,445
(1) The weighted-average exercise price does not include 497,702 and 268,416 in unvested restricted stock units outstanding for the equity compensation plans approved and not approved by security holders, respectively, which have been granted to employees or directors at no cost.
(2) This represents awards under the Amended and Restated 2009 Stock Incentive Plan.
(3) The Company assumed and restated the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, the Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., the Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan and the Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan for the sole purpose of completing the exchange of equity awards already existing at IPC Healthcare, Inc. (“IPC”) transaction. This represents replacement awards issued by the Company in connection with the stock exchange. There are no shares available for future issuance under these plans.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the Proxy Statement explains our compensation philosophy and describes how our compensation programs are designed and operate with respect to our named executive officers for whom compensation is disclosed in the tables below. Our named executive officers for the 2015 fiscal year are:

•    H. Lynn Massingale, M.D., Executive Chairman and Director
•    Michael D. Snow, President, Chief Executive Officer and Director
•    David P. Jones, Executive Vice President and Chief Financial Officer

•    Oliver V. Rogers, Executive Vice President and Chief Operating Officer
•    Miles Snowden, M.D., Chief Medical Officer

Operating Environment and Performance Results

2015 Financial Highlights

2015 marked a transformational year for the healthcare industry. While the environment in which we operate changed at a rapid pace, we achieved significant sales growth and successfully completed our strategic purchase of IPC, which enhances our Company's position in the important acute and post-acute care environments. The following highlights our financial performance during 2015.
•    Net revenue less provision increased by 27.6% to $3.60 billion from $2.8 billion;

• Adjusted EBITDA increased to $387.5 million from $325.2 million;

•	Fully diluted earnings per share decreased to $1.12 from $1.35, which, among other items, reflects IPC transaction and financing costs in 2015;

•
We completed eleven physician practice acquisitions, including the acquisition of IPC Healthcare, which expanded our footprint in key markets and provided a strengthened platform for future growth in new geographic areas; and

•    We continued to advance our operational excellence strategies, which included, among others, (i)
making investments in quality, patient care, safety and risk management, which helped us achieve a
96% client retention rate for emergency department (“ED”) operations in 2015, (ii) making enhancements in our physician recruiting and retention efforts, (iii) making investments in billing service centers and in leadership development of our physician and business leaders, and (iv) experiencing strong performance of our revenue cycle management and internal billing services.

Please refer to “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Form 10-K for the fiscal year ended December 31, 2015, for a discussion of Adjusted EBITDA and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.
2015 Other Performance Considerations Relating to Compensation
Consistent with our philosophy that compensation should reflect performance, in determining compensation for our named executive officers for the 2015 performance year, the Compensation Committee considered our achievements described above and our named executive officers’ contributions to those achievements, the Company’s current expense reduction initiatives and the challenges associated with the acquisition of IPC.
Generally, the payout levels under the terms of the Team Health Holdings, Inc. Amended and Restated Annual Management Incentive Plan (the “Bonus Plan”) are driven by achievement relative to pre-established goals. In 2015, the Compensation Committee determined to pay the named executive officers, other than Mr. Snow, 141% (out of a maximum of 200%) of the Financial Performance Component of their bonus pool in accordance with the terms of the Bonus Plan. The Compensation Committee determined not to pay the named executive officers for the Operating Component of the Bonus Plan because of challenges associated with the IPC acquisition. In addition, Mr. Snow recommended, and the Compensation Committee agreed, to further reduce his bonus payment to $687,375, which equates to 88% of the Financial Performance Component of his bonus pool, in support of the Company’s current expense reduction initiatives. See “Compensation Elements - Annual Cash Incentive Compensation.”

Objectives of Executive Compensation Program

Our overall executive compensation objective is to provide a comprehensive plan that encourages our executive officers to focus on our strategic business initiatives, financial performance objectives and the creation and maintenance of long-term equity value for our shareholders. The following are the principal objectives of our executive compensation program:

•	attract, retain, and motivate superior talent critical to our long-term success with compensation that is competitive within the marketplace;

•	ensure that compensation levels reflect our performance and the executive officers’ achievement of outstanding individual results and future potential;

•
ensure that cash incentive compensation is linked to the achievement of specific financial, strategic and operational objectives, which are established in advance and approved by our Compensation Committee and include objectives relating to enhancements in quality, patient care, safety and risk management and physician recruitment and retention efforts. We believe these measures in combination serve to drive our long-term success and no single measure captures all aspects of our performance;

•	link executive compensation to the creation of our long-term value for our shareholders; and

•	promote equity ownership by executives in order to align their interests with the interests of our shareholders.

Consideration of Say-on-Pay Results

The Compensation Committee considered the results of the 2014 advisory, non-binding “say-on-pay” proposal in connection with the discharge of its responsibilities. Because approximately 97% of the shares of stock present and entitled to vote on the “say-on-pay” proposal approved the compensation of our named executive officers described in our proxy statement at our 2014 annual meeting, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote; however, we do regularly evaluate our programs to determine if they continue to support our compensation objectives and look for opportunities to further enhance alignment with shareholders. For example, for 2016, we implemented a performance share plan as part of our long-term incentive, which represents 40% of the 2016 total long-term incentive opportunity for our named executive officers. Participants will only receive a payout under this plan if pre-established goals based on the overall consolidated Bonus Plan EBITDA, Revenue, and Return on Invested Capital are achieved.
In light of the voting results with respect to the frequency of shareholder votes on executive compensation at our 2014 annual meeting where our shareholders approved a frequency of every three years, the next such advisory “say-on-pay” vote will occur at our 2017 annual meeting of shareholders.

Compensation Determination Process

General

Our Compensation Committee is responsible for setting our executive compensation objectives and policies, establishing our executive compensation program consistent with those objectives and policies and determining the compensation for our Chief Executive Officer and other executive officers.

Determining the appropriate level of executive compensation is not an exact science or a formulaic process and involves careful deliberation and business judgment. As described more fully below, in determining executive compensation, the Compensation Committee reviews all components of the named executive officers’ compensation and takes into account a number of factors, both quantitative and qualitative, including the Compensation Committee’s assessment of our overall performance and the individual performance of the named executive officers, the executive officers’ employment agreements and the general market.

Role of Executive Officers

Dr. Massingale, our Executive Chairman, and Mr. Snow, our Chief Executive Officer, generally participate in discussions and deliberations of the Compensation Committee regarding executive compensation. Our Compensation Committee takes into consideration the recommendations of the Chief Executive Officer when determining the other named executive officers’ base salary, Operating Performance Component of their bonus, and equity awards. Other named executive officers also attend and participate in the Compensation Committee meetings as necessary. Any discussion by the Compensation Committee regarding specific compensation for Dr. Massingale, Mr. Snow or our other named executive officers was conducted by the Compensation Committee in executive session without such persons in attendance.

Use of Compensation Consultant

In 2015, the Compensation Committee engaged CAP, as its compensation consultant to assist it in evaluating the elements and levels of our executive compensation, including benchmarking the total compensation of our executive officers, including each of our named executive officers, and determining an appropriate amount and mix of annual equity-based incentives to grant to these executive officers. In addition to providing advice on competitive pay levels, CAP also assisted the Compensation Committee with the following:

•	validating the pay for performance relationship of our programs;

•	providing insights into long-term incentive design;

•	reviewing the composition of our peer group;

•	providing regulatory and market trends updates;

•	conducting an assessment to determine whether any elements of our compensation programs encourage the taking of excessive risk;

•	comparing our equity usage (e.g., burn rate and dilution) to that of our peers;

•	reviewing and evaluating our overall compensation structure in light of organizational objectives;

•	assisting in the design of the performance share plan that was implemented starting with the 2016 grant of equity; and

•	assessing the competitiveness of director compensation.

For purposes of CAP’s evaluation relating to target total compensation, the peer group consisted of a select group of 15 publicly traded companies in our industry that have revenues comparable to our Company based on 2014 information and that we compete with for executive talent (the “Compensation Comparison Group”).

The companies in our Compensation Comparison Group, along with their fiscal year 2015 revenue and market capitalization as of December 31, 2015, is as follows (in thousands):

Company	Revenue	Market Capitalization
	2015	December 31, 2015
Universal Health Services Inc.	$9,043	$23,534
Quest Diagnostics Inc.	7,493	20,396
Kindred Healthcare Inc.	7,055	1,996
Genesis Healthcare, Inc.	5,519	1,066
LifePoint Health, Inc.	5,214	6,390
Envision Healthcare Holdings, Inc.	5,448	9,699
Select Medical Holdings Corporation	3,683	3,125
Mednax, Inc.	2,780	13,478
Healthsouth Corp.	3,116	6,366
AmSurg Corp.	2,567	8,139
Acadia Healthcare Company, Inc.	1,794	8,955
AMN Healthcare Services Inc.	1,463	2,962
The Ensign Group, Inc.	1,342	2,322
Amedisys Inc.	1,266	2,649
Air Methods Corp.	1,086	3,296

Competitive Pay Assessment

In 2015, the Compensation Committee increased the base salaries and long-term equity incentives of Messrs. Snow, Jones, Rogers and Snowden and the target cash bonus opportunity of Mr. Rogers based on a number of factors, including a desire to provide more competitive compensation in light of the results of CAP’s evaluation of the competitive assessment. The Committee reviewed the competitiveness of salaries, annual incentive opportunities and long-term incentives in isolation as well as in total. The Committee believes focusing on total compensation is a more effective approach to ensuring overall competitive compensation as opposed to focusing on each discrete element. The combined changes position Mr. Snow and Dr. Snowden’s total compensation around the median of the market and position Messrs. Jones and Rogers’ total compensation between the median and 75th percentile of the market. Pursuant to his employment agreement, Dr. Massingale's annual base salary, annual target bonus and long-term incentive opportunity for 2015 and 2016 is set at 70% of the corresponding compensation levels for our Chief Executive Officer.

Compensation Elements

We provide multiple elements of compensation to our named executive officers in a way the Compensation Committee believes best promotes our compensation objectives of driving performance, attracting and retaining top talent, and providing alignment with shareholders. Consistent with the philosophy that compensation to the executive officers should be dependent upon Company and individual performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals and individual objectives relating to operational excellence, which is critical to the clientele we serve and encourages us to deliver best in class service. The Compensation Committee also believes it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provide compensation to our named executive officers through a combination of the following:

•    base salary;

•    annual cash incentive opportunities;

•    long-term equity-based incentives; and

•    benefits and limited executive perquisites.

Each of these elements is discussed below in greater detail.

Base Salaries

Annual base salaries are designed to reward an executive’s ongoing contribution to the performance of his or her functional area of responsibility with us. We believe that base salaries must be competitive based upon the executive officers’ scope of responsibilities and market compensation of similarly situated executives at companies with whom we compete for executive talent. Other factors such as internal consistency and comparability are also considered when establishing a base salary for a given executive. Our human resources department is generally a resource for such information as needed.

Generally, base salaries are reviewed and approved annually, typically in the second quarter, based upon the Compensation Committee’s assessment of each executive officer’s individual performance, strengths, development, inflation, our overall budgetary guidelines, and positioning within our Compensation Comparison Group. In addition, base salaries may be adjusted at other times during the year in connection with promotions or increased responsibilities or to maintain competitiveness within the market. Based upon the recommendation of CAP, the Compensation Committee made base salary adjustments principally based upon market references and the unique role of each executive, but also taking into account the elimination of certain perquisites for Messrs. Snow, Jones and Rogers. See "Benefits and Executive Perquisites - Perquisites". Dr. Massingale's annual base salary for 2015 and 2016 is set at 70% of the base salary paid to our Chief Executive Officer pursuant to the terms of his employment agreement. The chart below highlights the salary changes:

	2015 Salary	2014 Salary	Percent
	(in thousands)	(in thousands)	Change
H. Lynn Massingale, M.D.	$682,500	$676,000	1.0%
Michael D. Snow	975,000	900,000	8.3%
David P. Jones	559,600	525,000	6.6%
Oliver V. Rogers	659,600	625,002	5.5%
Miles Snowden, M.D.	634,600	625,000	1.5%

Annual Cash Incentive Compensation

Annual cash incentive awards have been available to our named executive officers, as well as to other members of our executive management team, under the Bonus Plan. The Bonus Plan was designed to reward management for the achievement of annual financial performance targets and other operational goals, which are linked to the creation of our long-term equity value. Under the Bonus Plan, the maximum annual payment that could have become payable to any individual in this fiscal year was $3,000,000.

Under the Bonus Plan for 2015, each participant had a bonus opportunity that was based on a certain percentage of his base salary. In accordance with the terms of his employment agreement, Dr. Massingale's target annual bonus for 2015 and 2016 is based on 70% of the target bonus for our Chief Executive Officer. For the named executive officers, a portion of each of their respective bonus opportunity was tied to the achievement of the overall consolidated Bonus Plan EBITDA (or “EBITDA”) results or Financial Performance Component, and a portion was tied to an Operating Performance Component, which is set by the Compensation Committee with input from management. Our Board initially established the 2015 EBITDA target of $340.7 million and each individual's objectives under the Operating Performance Component at the beginning of 2015. The 2015 EBITDA target was revised to $348.1 million in the fourth quarter of 2015 to reflect the partial year projected EBITDA contribution of IPC. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted to exclude other non-recurring or non-operating items such as transaction costs, restructured or discontinued operations or other extraordinary or unusual events occurring during the year. The Operating Performance Component results are determined by senior management's assessment of the individual executive officer's performance within the context of the Company's overall performance.

In addition, while the Financial Performance Component generally comprised a substantial portion of the potential bonus pool, the exact allocation between the Financial Performance Component and the Operating Performance Component could vary from year to year. Our Board evaluates the allocation between the two components on an annual basis and has the flexibility to adjust the allocation percentages each year, as needed, prior to establishing the targets for a particular year in order to better align the incentives under the Bonus Plan. Once the allocation percentages for a particular year have been established at the beginning of the year, they are not changed.

The Financial Performance Component under the Bonus Plan contains threshold, target and maximum achievement levels, which can increase or decrease the potential payment under each participant’s bonus pool for 2015. For the named executive officers, the threshold level of achievement was based on EBITDA results equal to 95% of the EBITDA target, and the maximum level of achievement was based on EBITDA results equal to or above 110% of the EBITDA target.

No payment is made under the Financial Performance Component if the threshold level of achievement is not achieved, and no additional amount will be paid under the Financial Performance Component if greater than the maximum level of achievement is achieved. At the threshold level of achievement for 2015, a participant’s bonus payment would be equal to 50% of his or her potential bonus pool allocated to the Financial Performance Component, and at the maximum level of achievement for 2015, a participant’s bonus payment would be equal to 200% of his or her bonus pool allocated to the Financial Performance Component. Bonus payments for actual results that fall between the threshold and maximum are adjusted on a linear basis.

The determination of the bonus payment amounts under the Operating Performance Component of the Bonus Plan for 2015 was subject to the achievement of a minimum threshold level of financial performance and the assessment of our Compensation Committee after considering the individual executive officer’s achievement of specific operational objectives as defined by management, as well as our Board’s and senior management’s assessment of our past and future performance, including, but not limited to, assessments of our operational performance during the performance year and the position of our Company for the achievement of acceptable earnings growth in the subsequent year. If we do not achieve a minimum threshold performance on our Financial Performance Component, there is no payout under the Operating Performance Component either. The specific objectives defined by management vary from year to year and from one executive officer to another, but they generally relate to operational improvements that are within the individual executive officer’s area of responsibility, our strategic goals and enhancement of leadership and management skills. These objectives are typically qualitative objectives, and the Compensation Committee applied its business judgment in assessing the extent to which the individual executive officers met their objectives for 2015. The target level of achievement in 2015 under the Operating Performance Component is 100% and the maximum level of achievement in 2015 under the Operating Performance Component is 400% of the bonus pool allocated to this component of the Bonus Plan.

The following table highlights the individual objectives for our named executive officers in fiscal 2015:

Name    Objectives

Dr. Massingale	• Guide and advise in key physician matters including physician recruitment and retention
•    Support initiatives to achieve growth through sales and acquisitions

Mr. Snow    •    Support initiatives to achieve growth through sales and acquisitions
•    Enhance recruiting and retention efforts of physicians and other clinicians
•    Support quality, patient safety and risk management issues

Mr. Jones    •    Support initiatives to achieve growth through sales and acquisitions
•    Direct investor relations initiatives

Mr. Rogers    •    Support initiatives to achieve growth through sales and acquisitions
•    Enhance recruiting and retention efforts of physicians and other clinicians
•    Direct operations for effective and efficient service delivery to clients and clinicians

Dr. Snowden	• Guide and advise in key physician and other clinician matters, including clinical quality, integration, patient safety, and clinical risk management

•	Enhance physician and other clinician recruitment, satisfaction, professional development, and retention
•    Support initiatives to achieve growth through sales, acquisitions, and innovation

In assessing our performance and our position for earnings growth in the subsequent year, the Compensation Committee considered a number of factors, including our EBITDA results during 2015, our expectations regarding the subsequent year’s EBITDA results, the quality of our revenue and sales growth during 2015, and our expectations regarding our revenue and sales growth in the subsequent year. The Compensation Committee did not use any specific formula in determining the bonus payments under the Operating Performance Component of the Bonus Plan for 2015 or assign any particular relative weightings to the various factors it considers in determining the payments. The Compensation Committee generally made its determination by first considering the extent of the executive officers’ achievement of their individual objectives and then by taking into account the various factors related to the assessment of our performance described above. The Compensation Committee had discretion for 2015 to award nothing or more than the full amount allocated to the Operating Performance Component under the potential bonus pool of any given named executive officer. Ultimately, in 2015, the Compensation Committee determined not to pay the named executive officers for the Operating Component of the Bonus Plan because of challenges associated with the IPC acquisition.

For 2015, the target bonus opportunity of each of the named executive officers, except for Dr. Massingale, was expressed as a percentage of his or her respective annual base salary in effect as of December 31, 2015, as indicated in the table on page 31. In accordance with the terms of his employment agreement, Dr. Massingale's annual target bonus for 2015 and 2016 is set at 70% of the target bonus for our Chief Executive Officer.

For 2015, 80% of the target bonus opportunity was based upon the Financial Performance Component for each of the named executive officers and 20% to the Operating Performance Component. For 2015, the Board set an EBITDA target of $348.1 million (as revised for the IPC acquisition) and the actual EBITDA result was approximately $362.4 million, or 104.1% of the EBITDA target set for the year, which equates to a 141.0% payout.

This actual EBITDA result was calculated by adjusting net income as set forth in the table below.

EBITDA Calculation

Year Ended December 31, 2015
(in thousands)
Net earnings	$82,711
Plus: Interest expense, net	30,986
Provision for income taxes	66,786
Depreciation	24,581
Amortization	83,581
Other (income) expenses, net	(1,935)
Contingent purchase and other acquisition compensation expense	17,293
Transaction costs	58,301
Noncontrolling interests	64
EBITDA	$362,368

Based upon the actual EBITDA results, the Compensation Committee approved the formulaic payout at 141.0% of the Financial Performance Component of each named executive officer’s bonus pool to each such named executive officer with the exception of Mr. Snow. Mr. Snow recommended, and the Compensation Committee agreed, to reduce the bonus he would have received to $687,375, which reflects 88% of the Financial Performance Component of his bonus pool, in support of the Company's current expense reduction initiatives. The Compensation Committee recognized that the Financial Performance Component was achieved, but that the financial performance of the Company did not sufficiently reflect all aspects of the Company's performance in 2015. The Compensation Committee determined that all of the named executive officers did not achieve their respective individual objectives under their Operating Performance Component because of challenges associated with the IPC acquisition. Accordingly, named executive officers were not paid the Operating Performance Component in 2015. The determination regarding the payments under the Operating Performance Component reflects the Compensation Committee’s subjective assessment, in its business judgment, regarding the appropriate total bonus payment for each named executive officer based on the executive officer’s achievement of his objectives and in light of our overall performance during 2015. The specific awards under the Bonus Plan for 2015 were reviewed and approved by the Compensation Committee in March 2016 and were paid in the first quarter of 2016.

The following table illustrates the operation of the Bonus Plan for fiscal 2015.

Name	Percentage of Base Salary Allocated to Target Bonus Opportunity	Target Bonus	Financial Performance Component of Bonus	Amount Awarded under Financial Performance Component of Bonus	Operating Performance Component of Bonus	Amount Awarded under Operating Performance Component of Bonus	Total Amount Awarded under Bonus Plan for Fiscal 2015
Dr. Massingale	100%	$682,500	$546,000	$769,588	$136,500	$—	$769,588
Mr. Snow	100%	975,000	780,000	1,099,411	195,000	—	687,375	(1)
Mr. Jones	75%	419,700	335,760	473,254	83,940	—	473,254
Mr. Rogers	90%	593,640	474,912	669,389	118,728	—	669,389
Dr. Snowden	50%	317,300	253,840	357,788	63,460	—	357,788

(1)	Represents the reduction of Mr. Snow's Bonus Plan award upon Mr. Snow's recommendation to the Compensation Committee in support of the Company's current expense reduction initiatives.

Long-Term Equity Incentive Compensation

Our Compensation Committee believes that our Company’s long-term financial success is achieved in part through an ownership culture that will incentivize our executives to work towards making business decisions that, over the long term, should increase the price of our stock. Accordingly, our Compensation Committee has provided equity incentive awards to our named executive officers on an annual basis since our initial public offering in December 2009 to continue to align our executives’ interests with those of our shareholders and to retain them.

In 2015, in making a determination about the type of equity incentive awards to be granted to executive management, the Compensation Committee considered the 2015 compensation study conducted by CAP, which considered peer companies’ practices with respect to a mix of restricted stock units (RSUs) and options. The Compensation Committee determined that granting our executive management RSUs and options would meet our goals of fostering a culture of performance and commitment to our Company. RSUs serve as a retention tool for us, and options serve as a component of performance based compensation because they only provide value to our named executive officers if our stock appreciates. Accordingly, the Compensation Committee granted RSUs and options as the form of the 2015 annual equity incentive award. The Compensation Committee provided each named executive officer with half of the fair market value of the overall award in options and the other half in RSUs. When we consider our compensation program holistically (i.e., annual cash incentive, stock options, and RSUs), we believe it supports a strong performance culture that aligns our executives with our shareholders.

Consistent with 2014, in making decisions about the size of equity awards in 2015, the Compensation Committee determined the aggregate pool of RSUs and options available to all eligible employees, including the named executive officers, based on the total value of equity grants to be awarded to employees of the Company based on a benchmarking analysis and a percentage of outstanding common stock, restricted stock and options. The Compensation Committee then determined the specific sizes of RSUs and options to be granted to each named executive officer based on the recommendations of Mike Snow, our Chief Executive Officer after considering a variety of factors, including, among others, each named executive officer’s existing equity holdings, the vesting dates/terms of such existing holdings, the size of annual equity grants awarded to similarly situated executive officers in the Compensation Comparison Group (discussed under “Compensation Determination Process—Use of Compensation Consultant”), and a desire to provide allocations among management members that would be within the pool limit as well as reasonable and equitable in light of the executive officers’ respective roles and responsibilities within the Company. The Compensation Committee did not use any specific formula in determining the sizes of RSUs or options granted to the named executive officers or assign any particular relative weightings to the various factors it considered (with the exception of Dr. Massingale, whose annual award for 2015 and 2016 is set at 70% of the award for our Chief Executive Officer in accordance with the terms of his employment agreement). The Compensation Committee awarded long-term equity incentives in amounts that it believed were fair and reasonable in light of the peer companies’ practices and would ensure that our executive officers have a continuing stake in our long-term success.

In May 2015, the Compensation Committee approved the options and RSUs grants as detailed in the table below. All of these options vest annually in equal installments over a period of four years in order to encourage executive officers’ continued service with the Company. The Committee believes that options link executive compensation to share price performance, gaining value only if the stock price increases. All of these options have an exercise price equal to the closing price of the underlying shares on the date of grant and have an expiration date of May 21, 2023 which is eight years from the date of grant. These RSUs vest annually in equal installments over a period of four years. We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information.

Actual Equity Awards Granted to Executives
Executive	Options Granted	Grant Date Fair Value	RSU's Granted	Grant Date Fair Value	Total Fair Value
H. Lynn Massingale, M.D.	48,348	$980,014	15,974	$980,005	$1,960,019
Michael D. Snow	69,069	1,400,029	22,820	1,400,007	$2,800,036
David P. Jones	28,368	575,019	9,373	575,034	$1,150,053
Oliver V. Rogers	24,668	500,020	8,150	500,003	$1,000,023
Miles Snowden, M.D.	14,801	$300,016	4,890	$300,002	$600,018

Starting in 2016, the company implemented a performance share program as part of the long-term incentive. This program delivers between 0% and 200% of the target number of shares based on the achievement of predetermined targets for growth in Adjusted EBITDA (40%) and Net Revenue (40%) and the achievement of predetermined targets for Return on Invested Capital (20%) over a two year period. Shares that are earned over the two year measurement period will be subject to an additional year of service-based vesting for a total vesting period of three years. The weighting of the 2016 long-term incentive grant will be as follows:

•40% Performance shares
•40% RSUs
•20% Stock options

We will provide further details on our performance share program in the 2017 Compensation Discussion and Analysis.

Benefits and Executive Perquisites

We also provide certain other benefits described below to our employees, including our named executive officers, which are not tied to any performance criteria and are intended to be part of a competitive compensation program. These benefits are intended to support our compensation objectives related to the attraction and retention of superior management talent and to ensure that our executives remain appropriately focused on their job responsibilities without unnecessary distractions.

Retirement Benefits

Substantially all of our salaried employees, including our named executive officers, are eligible to participate in the Team Health, Inc. 401(k) savings plan. Employees are permitted to defer a portion of their income under the 401(k) plan. At the discretion of the Board, we may make a matching contribution of up to 50%, subject to annual limits established under the Internal Revenue Code, of the first 6% of employees’ contributions under this 401(k) plan as determined each year. The Board authorized such maximum discretionary amount as a match on employees’ 401(k) plan contributions for 2015, including contributions by our named executive officers. Employee and company matching contributions are fully vested at the time they are made. Participants may receive distribution of their 401(k) plan accounts at any time after their service with us ceases.

In addition, our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently, all active participants are permitted to defer a portion of their salary under the SERP. In our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP, and the participants will always be vested in all amounts credited to their accounts. Mr. Jones and Mr. Rogers were the only named executive officers that elected to participate in the SERP in 2015. Mr. Jones and Mr. Rogers did not receive a contribution from us in 2015. See “Nonqualified Deferred Compensation for 2015.”

We maintain no defined benefit plans.

Other Benefits

All executive officers, including our named executive officers, are eligible for other benefits from us including: medical, dental, life insurance and short-term disability insurance. In addition, we provide long-term disability insurance coverage on behalf of our named executive officers at an amount equal to 60% of current base salary. Our named executive officers also participate in our Personal Time Off program, which provides paid leave during the year at various amounts based upon the executive’s position within the company and length of service.

Perquisites

Dr. Massingale and Mr. Snow (and other senior executives upon approval of the Chief Executive Officer) may have limited use of our corporate aircraft for personal purposes. We have eliminated the other perquisites for the executive officers, with the exception of Dr. Massingale. Dr. Massingale receives an annual automobile allowance of $12,000 for personal and business use, $1,000 for professional fees and $800 for personal financial planning assistance.

These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Severance Arrangements

The Compensation Committee believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Accordingly, our named executive officers are entitled, under their employment agreements with us, to cash and certain other benefits in the event that their employment is terminated under certain circumstances. See the description of these arrangements under “Potential Payments Upon Termination or Change-In-Control—Summary of Severance Arrangements.” Dr. Massingale's arrangement has been in place for several years and contains a gross-

up on excise taxes. While we have grandfathered these provisions, we will not provide for gross-ups on excise taxes in any future arrangements.

Stock Ownership Guidelines

The Company has executive stock ownership guidelines pursuant to which certain covered executives are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. Under the guidelines, the Executive Chairman has a target ownership level established as the lesser of 75,000 shares or the equivalent value of 300% of base salary. The Chief Executive Officer has a target ownership level established as the lesser of 200,000 shares or the equivalent value of 500% of base salary. The President, Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President and General Counsel have target ownership levels established as the lesser of 50,000 shares or the equivalent value of 200% of base salary. Other designated key executives have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 20% of base salary. Covered executives are suggested to achieve these levels of stock ownership within the later of five years after the adoption of the guidelines or five years after first being designated as a covered executive. If a covered executive’s guidelines changes because of a change in title or increase in base salary, a three year period to achieve these guidelines begins with the date of the title change or base salary increase.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining an executive’s share ownership level, the following are included:

•    stock purchased on the open market;

•    stock obtained through stock option exercises;

•    restricted stock and RSUs;

•    stock held in any Company stock purchase plan;

•	stock deemed to be owned based on the intrinsic value of vested and unvested unexercised options received in connection with the Company’s conversion from a limited liability company to a corporation;

•    deferred stock units; and

•    stock beneficially owned in a trust, by a spouse and/or minor children.

Anti-Hedging and Anti-Pledging Policy
We have a securities trading policy that sets forth guidelines and restrictions applicable to employees’ and directors’ transactions involving our stock. Among other things, this policy prohibits our employees and directors from engaging in short-term or speculative transactions involving our stock, including short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls and other derivatives related to our stock. In addition, this policy prohibits our directors and executive officers from hedging or pledging Company stock, and no shares beneficially owned by them are pledged.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Glenn A. Davenport, Chair
Vicky B. Gregg
Joseph L. Herring

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by, or paid to, our named executive officers for fiscal years 2015, 2014 and 2013 for services rendered to us.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
H. Lynn Massingale, M.D	2015	682,770	—	980,005	980,014	769,588	159,623	3,572,000
Executive Chairman and Director	2014	591,462	—	3,750,059	1,016,903	1,227,700	143,251	6,729,375
	2013	470,566	—	367,005	367,014	446,698	100,791	1,752,074
Michael D. Snow	2015	972,115	—	1,400,007	1,400,029	687,375	146,991	4,606,517
President, Chief Executive Officer and Director	2014	695,192	50,000	2,525,021	525,008	1,380,575	65,569	5,241,365
	2013	392,308	—	422,027	422,003	295,950	209,697	1,741,985
David P. Jones	2015	567,638	—	575,034	575,019	473,254	28,785	2,219,730
Executive Vice President and Chief Financial Officer	2014	498,077	—	1,525,011	525,008	787,500	26,780	3,362,376
	2013	445,923	—	422,027	422,003	336,682	25,868	1,652,503
Oliver Rogers	2015	671,486	—	500,003	500,020	669,389	19,456	2,360,354
Executive Vice President and Chief Operating Officer	2014	615,578	—	1,422,046	422,014	875,003	24,016	3,358,657
Miles Snowden	2015	658,985	—	300,002	300,016	357,788	10,897	1,627,688
Chief Medical Officer
(1) Amounts shown reflect the named executive officers annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year. See—“Compensation Discussion and Analysis—Compensation Elements—Base Salaries.”
(2) These amounts represent the aggregate grant date fair value of restricted stock unit awards granted in 2015 calculated based on the Company’s closing share price of its common stock on the date of the grant.
(3) These amounts represent the aggregate grant date fair value of option awards granted in the specified fiscal year as calculated pursuant to ASC Topic 718, utilizing the assumptions discussed in Note 13 of our financial statements in our Form 10-K for the year ended
December 31, 2015.
(4) Reflects amounts awarded for performance under both the Financial Performance Component and the Operating Performance Component of the Bonus Plan. The amounts awarded for performance year 2015 were paid in the first quarter of 2016. See “Compensation Discussion and Analysis —Annual Cash Incentive Compensation” above for additional details on amounts shown for 2015.
(5) All Other Compensation for Dr. Massingale for 2015 included the following:

Personal use of corporate aircraft	$101,440
Long-term disability insurance premiums	30,623
Automobile allowance	12,462
401(k) matching contribution	7,950
Health and dental insurance premiums	4,192
Professional fees	1,000
Financial planning	800
Life insurance premiums	1,156
All Other Compensation for Mr. Snow for 2015 included the following:

Personal use of corporate aircraft	$105,038
Long-term disability insurance premiums	26,587
401(k) matching contribution	7,950
Health and dental insurance premiums	6,269
Life insurance premiums	1,147
All Other Compensation for Mr. Jones for 2015 included the following:

Health and dental insurance premiums	$8,061
401(k) matching contribution	7,950
Long-term disability insurance premiums	4,956
Personal use of corporate aircraft	7,200
Life insurance premiums	618

All Other Compensation for Mr. Rogers for 2015 included the following:

401(k) matching contribution	$7,950
Long-term disability insurance premiums	7,346
Personal use of corporate aircraft	3,460
Life insurance premiums	700
All Other Compensation for Dr. Snowden for 2015 included the following:

Long-term disability insurance premiums	$8,592
Relocation costs	1,652
Life insurance premiums	653
Perquisites and other personal benefits included in All Other Compensation reflect the incremental cost to us and are valued based upon the actual costs of such services. The incremental costs for Dr. Massingale, Mr. Snow, Mr. Jones, Mr. Rogers, and Dr. Snowden's personal use of corporate aircraft have been calculated based on the standard operating costs of the aircraft per hour multiplied by the number of hours used by the executive for personal travel.

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Equity Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
H. Lynn Massingale, M.D.		273,000	682,500	1,638,000
	5/21/15					48,348	61.35	980,014	(2)
	5/21/15				15,974		61.35	980,005	(3)
Michael D. Snow		390,000	975,000	2,340,000
	5/21/15					69,069	61.35	1,400,029	(2)
	5/21/15				22,820		61.35	1,400,007	(3)
David P. Jones		167,880	419,700	1,007,280
	5/21/15					28,368	61.35	575,019	(2)
	5/21/15				9,373		61.35	575,034	(3)
Oliver Rogers		237,456	593,640	1,424,736
	5/21/15					24,668	61.35	500,020	(2)
	5/21/15				8,150		61.35	500,003	(3)
Miles Snowden		126,920	317,300	761,520
	5/21/15					14,801	61.35	300,016	(2)
	5/21/15				4,890		61.35	300,002	(3)
(1) Reflects possible payouts under the Financial and Operating Performance Components of the Bonus Plan for the 2015 performance year. The actual bonuses paid to our named executive officers under the Bonus Plan, which include payouts under both the Financial Performance Component and the Operating Performance Component, are disclosed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and described in “Compensation Discussion and Analysis - Annual Cash Incentive Compensation” above.
(2) Amount represents the aggregate grant date fair value of option awards in accordance with the guidance in ASC Topic 718, utilizing assumptions discussed in Note 13 of our consolidated financial statements in our Form 10-K for the year ended December 31, 2015.
(3) Amount represents the aggregate grant date fair value of restricted stock unit awards based on the Company’s closing share price on the date of the grant.

Narrative Supplement to the Summary Compensation Table and
2015 Grants of Plan-Based Awards Table

Employment Agreements

We entered into an amended and restated employment agreement with Dr. Massingale as of November 25, 2009 and subsequently amended as of August 1, 2011, January 1, 2012, May 20, 2014 and December 18, 2014, pursuant to which Dr. Massingale serves as our Executive Chairman. The term of Dr. Massingale’s employment agreement ends on December 31, 2017 and his annual base salary, annual target bonus, and long-term incentive opportunity for 2015 and 2016 is 70% of the corresponding compensation levels for our Chief Executive Officer. Effective January 1, 2017, Dr. Massingale’s annual base salary, annual target bonus, and long-term incentive opportunity will be 50% of our Chief Executive Officer’s corresponding compensation levels.

We entered into an amended and restated employment agreement with Mr. Snow, effective as of September 1, 2014, pursuant to which he serves as our Chief Executive Officer. Mr. Snow’s employment agreement has an initial three-year term, subject to automatic one-year renewal periods upon the expiration of the initial term or subsequent term unless earlier terminated pursuant to the agreement.

Mr. Jones and Mr. Rogers are each parties to respective employment agreements that were amended and restated, effective August 1, 2011, and in the case of Mr. Rogers, subsequently amended effective as of September 1, 2014, subject to the same renewal provision as Mr. Snow’s employment agreement. Dr. Snowden is party to an employment agreement that provided for a three-year term effective as of September 15, 2014, subject to the same renewal provision as Mr. Snow’s employment agreement.

Each employment agreement provides for the payment of an annual base salary, subject to annual review and adjustment, as well as the opportunity to earn an annual bonus having a target amount. As of December 31, 2015, the target amount was equal to 70% of the Chief Executive Officer's target bonus in the case of Dr. Massingale, 100% of base salary in the case of Mr. Snow, 75% of base salary in the case of Mr. Jones, 90% of base salary in the case of Mr. Rogers and 50% of base salary in the case of Dr. Snowden. However, the maximum annual bonus that can be earned by any of these executive officers with respect to a fiscal year may be adjusted pursuant to the terms of the Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Compensation.”

Pursuant to each employment agreement, we agreed to provide the executive officer with all standard benefits that we normally provide to other similarly situated executive officers. Pursuant to the employment agreements with Dr. Massingale and Mr. Jones, we also agreed to cover the cost of standard medical and dental benefits for the executive officer and his eligible dependents. Each employment agreement also requires us to maintain a life insurance policy in a face amount that is equivalent to two times the executive officer’s base salary (or three times in the case of Dr. Massingale), as adjusted from time to time. Dr. Massingale is also entitled to other benefits and perquisites under his employment agreement, including, but not limited to, paid vacation, the right to an unpaid three week sabbatical after each consecutive five years of service, disability benefits and a monthly automobile allowance (of $1,000 per month) and reasonable use of our aircraft (for personal travel) for up to 40 hours per year (with unused hours forfeited at the end of each applicable year). Similarly, Mr. Snow’s employment agreement provides for reasonable use of our aircraft (for personal travel) for up to 40 hours per year in the same manner as that provided to Dr. Massingale under his employment agreement. The other named executive officers are also entitled to other benefits and perquisites under their respective employment agreements, including but not limited to, paid vacation and certain disability benefits.

Each employment agreement also provides for certain payments and benefits in the event the executive officer’s employment is terminated under specified circumstances or in the event of a change of control. See “Potential Payments upon Termination or Change-in-Control-Summary of Severance Arrangements” for a summary description of these provisions.

Outstanding Equity Awards at Fiscal-Year End 2015

The following table provides information with respect to holdings of equity-based awards held by the named executive officers at 2015 fiscal-year end.

	Option Awards							Stock Awards
Name:	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (15)
H. Lynn Massingale, M.D.	5/26/11	3,750	(2)	—		21.64	05/26/21	—		—
	5/18/12	25,000	(3)	12,500	(3)	22.09	05/18/22	—		—
	5/23/13	12,631	(4)	12,631	(4)	38.45	05/23/21	4,773	(8)	209,487
	5/20/14	15,440	(5)	46,321	(5)	47.34	05/20/22	15,843	(9)	695,349
	12/31/14	—		—		—	—	31,868	(10)	1,398,687
	5/21/15	—	(7)	48,348	(7)	61.35	05/21/23	15,974	(14)	701,099
Michael D. Snow	5/23/13	14,523	(4)	14,524	(4)	38.45	5/23/21	5,488	(8)	240,868
	5/20/14	8,106	(5)	24,319	(5)	47.34	5/20/22	8,318	(9)	365,077
	5/20/14	—		—		—	—	42,248	(12)	1,854,265
	5/21/15	—	(7)	69,069	(7)	61.35	5/21/23	22,820	(14)	1,001,570
David P. Jones	5/18/12	—	(3)	10,000	(3)	22.09	5/18/22	—		—
	5/23/13	4,523	(4)	14,524	(4)	38.45	5/23/21	5,488	(8)	240,868
	5/20/14	8,106	(5)	24,319	(5)	47.34	5/20/22	8,318	(9)	365,077
	5/20/14	—		—		—	—	21,124	(12)	927,132
	5/21/15	—	(7)	28,368	(7)	61.35	5/21/23	9,373	(14)	411,381
Oliver Rogers	5/27/10	7,500	(1)	—		13.40	5/27/20	—		—
	5/26/11	20,000	(2)	—	(2)	21.64	5/26/21	—		—
	5/18/12	20,000	(3)	10,000	(3)	22.09	5/18/22	—		—
	5/23/13	14,523	(4)	14,524	(4)	38.45	5/23/21	5,488	(8)	240,868
	5/20/14	6,516	(5)	19,548	(5)	47.34	5/20/22	6,687	(9)	293,492
	5/20/14	—		—		—	—	21,124	(11)	927,132
	5/21/15	—	(7)	24.668	(7)	61.35	5/21/23	8,150	(14)	357,704
Miles Snowden	9/15/14	2,482	(6)	7,448	(6)	59.20	9/15/24	2,535	(13)	111,261
	5/21/15	—	(7)	14,801	(7)	61.35	5/21/23	4,890	(14)	214,622

(1) Option awards for Mr. Rogers that vest annually through May 27, 2014.
(2) Option awards for Dr. Massingale and Mr. Rogers that vest annually through May 26, 2015.
(3) Option awards for Dr. Massingale, Mr. Jones and Mr. Rogers that vest annually through May 18, 2016.
(4) Option awards for Dr. Massingale, Messrs. Snow, Jones and Rogers that vest annually through May 23, 2017.
(5) Option awards for Dr. Massingale, Messrs. Snow, Jones and Rogers that vest annually through May 20, 2018.
(6) Option awards for Dr. Snowden that vest annually through September 15, 2018.
(7) Option awards for Dr. Massingale, Messrs. Snow, Jones and Rogers and Dr. Snowden that vest annually through May 21, 2019.
(8) Restricted stock vests annually in equal installments over a period of four years through May 23, 2017.
(9) RSUs vest annually in equal installments over a period of four years through May 20, 2018.
(10) RSUs vest annually in equal installments over a period of three years through December 31, 2017.
(11) RSUs vest on December 31, 2017.
(12) RSUs vest on May 20, 2018.
(13) RSUs vest annually in equal installments over a period of four years through September 15, 2018.
(14) RSUs vest annually in equal installments over a period of four years through May 21, 2019.
(15) Market value is based on the closing price on the NYSE of our common stock of $43.89 on December 31, 2015 multiplied by the number of shares.

Option Exercises and Stock Vested in 2015

The following table provides information with respect to the vesting of stock awards held by our named executive officers during fiscal year 2015.

	Option Awards		Stock Awards
Name:	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
H. Lynn Massingale, M.D.	220,723	9,083,090	23,601	1,164,641
Michael D. Snow	—	—	5,516	334,521
David P. Jones	30,000	1,072,445	5,516	336,337
Oliver Rogers	—	—	4,972	301,468
Miles Snowden	—	—	844	50,361
(1) Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.
(2) The common stock value was determined by our daily stock price on May 20, May 23, September 15, and December 31, 2015, the days the stock vested.

Nonqualified Deferred Compensation for 2015

Our named executive officers and other senior employees are eligible to participate in the Team Health, Inc. Non-Qualified Supplemental Executive Retirement Plan, or SERP. Currently under the SERP, a participant is permitted to defer up to $37,500 per year of his or her base salary. In addition to the amount a SERP participant elects to defer to his or her account, in our sole discretion, we may make contributions to the accounts of any of the active participants in the SERP in a form and amount determined by us, and the participants will always be vested in all amounts credited to their accounts. Participants can generally receive distributions of his or her accounts in the following situations: (1) upon termination of employment (in which case payment will be made in a lump sum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election); (2) upon a distribution date the participant specifies (in which case payment will be made in a lump sum or in designated annual installments over a period of 3, 5 or 10 years based on the participant’s election) and (3) upon a hardship withdrawal request made by the participant in connection with an unforeseeable emergency. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds. Investment experience in the funds is credited to the participants’ accounts daily, net of investment option related expenses. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2015, participants were able to choose among a total of 20 investment options of which the named executive officers invested in 10 investment options in 2015:

Name of Fund	Rate of Return % YE 12/31/2015	Name of Fund	Rate of Return % YE 12/31/2015
Schwab Value Advantage Money Ultra	0.05	Vanguard Total Bond Market Index Admiral	0.40
Vanguard Growth Index Admiral	3.30	Vanguard Short-Term Infl-Prot Sec Idx Adm	-0.17
Schwab International Index	-0.88	Vanguard Small Cap Growth Index Admiral	-2.52
Vanguard Value Index Admiral	-0.86	Vanguard Mid-Cap Growth Index Admiral	-0.98
Schwab S&P 500 Index	1.29	Vanguard Mid-Cap Value Index Adm	-1.80

The following table reflects activity in the SERP for the named executive officers during fiscal year 2015.

Name:	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FY(3) ($)
H. Lynn Massingale, M.D	—	—	—	—	—
Michael D. Snow	—	—	—	—	—
David P. Jones(1)	17,000	—	(6,567)	—	260,478
Oliver Rogers(1)	50,000	—	(6,254)	—	491,032
Miles Snowden	—	—	—	—	—
(1) Mr. Jones and Mr. Rogers were the only named executive officers that elected to participate in the SERP in 2015.
(2) These amounts represent salary deferrals to the SERP and are included in the Salary column of the Summary Compensation Table.
(3) Includes, $90,577 and $37,500 in executive contributions from Messrs. Jones and Rogers, respectively, that were reported in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Tables for previous years.

Potential Payments upon Termination or Change-in-Control

The following tables describe the potential payments and benefits under our compensation and benefit plans and contractual agreements to which the named executive officers would be entitled upon the occurrence of the specified triggering event on December 31, 2015.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason Following a Change of Control	Voluntary Termination without Good Reason	Death	Disability	Change of Control
H. Lynn Massingale, M.D.
Cash Severance Payment	$1,297,642	$2,904,176	$—	$2,904,176	$2,904,176	$—
Continuing Medical Benefits	30,332	30,332	30,332	30,332	30,332	—
Acceleration of Equity Awards(1)	1,398,687	1,398,687	1,398,687	1,398,687	1,398,687	1,398,687
Excise Tax Gross-up(2)	—	—	—	—	—	—
Total Termination Benefits	$2,726,661	$4,333,195	$1,429,019	$4,333,195	$4,333,195	$1,398,687

(1) Pursuant to amendments that were made to Dr. Massingale’s employment agreement in May and December of 2014, all of his outstanding equity awards (other than the currently unvested portion of his December 31, 2014  grant of 47,802 RSUs) will become fully vested upon any termination of his employment (other than for “cause”), whether voluntary or involuntary.  Accordingly, since Dr. Massingale’s rights with respect to such outstanding equity awards are no longer subject to continued service requirements, no incremental value for acceleration of equity awards has been included for such awards.   By contrast, the remaining 31,868 unvested RSUs that were granted to Dr. Massingale on December 31, 2014 remain subject to forfeiture in the event that Dr. Massingale voluntarily terminates employment (other than for good reason) prior to the scheduled vesting dates, with potential accelerated vesting in the event of an involuntary termination without cause, a termination for good reason, a termination due to death or disability, or upon a change of control.  Accordingly, the potential acceleration of equity award value for Dr. Massingale includes the value of such 31,868 unvested RSUs.
(2) Represents the "golden parachute" excise tax indemnity that we would be required to pay under the terms of Dr. Massingale’s employment agreement. See “Summary of Severance Arrangements—Dr. Massingale’s Employment Agreement.”

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Voluntary Termination without Good Reason	Death or Disability	Involuntary Termination for Cause Following a Change of Control	Involuntary Termination without Cause Following a Change of Control	Change of Control
Michael D. Snow
Cash Severance Payment	$4,017,950	$—	$—	$4,017,950	$4,017,950	$—
Continuing Medical Benefits	30,332	—	—	30,332	30,332	—
Acceleration of Equity Awards (1)	2,179,659	—	325,394	3,540,790	3,540,790	3,540,790
Total Termination Benefits (2)	$6,227,941	$—	$325,394	$7,589,072	$7,589,072	$3,540,790
David P. Jones
Cash Severance Payment	$2,379,954	$—	$—	$2,379,954	$2,379,954	$—
Continuing Medical Benefits	41,271	—	—	41,271	41,271	—
Acceleration of Equity Awards (1)	1,297,098	—	369,966	2,241,469	2,241,469	2,241,469
Total Termination Benefits	$3,718,323	$—	$369,966	$4,662,694	$4,662,694	$2,241,469
Oliver Rogers
Cash Severance Payment	$2,863,592	$—	$—	$2,863,592	$2,863,592	$—
Continuing Medical Benefits	30,332	—	—	30,332	30,332	—
Acceleration of Equity Awards (1)	1,274,188	—	347,056	2,116,207	2,116,207	2,116,207
Total Termination Benefits	$4,168,112	$—	$347,056	$5,010,131	$5,010,131	$2,116,207
Miles Snowden
Cash Severance Payment	$905,960	$—	$—	$905,960	$905,960	$—
Continuing Medical Benefits	15,166	—	—	15,166	15,166	—
Acceleration of Equity Awards (1)	43,714	—	43,714	325,883	325,883	325,883
Total Termination Benefits	$964,840	$—	$43,714	$1,247,009	$1,247,009	$325,883

(1)
Outstanding equity awards generally vest on a pro-rata basis in the event of an involuntary termination without cause or in the event of a termination due to death or disability. Outstanding equity awards become fully vested upon a change in control. Certain 2015 grants are deemed "Special Grants" which will become fully vested in the event of an involuntary termination without cause.

(2)
The termination payments shown in the table do not reflect potential reductions in the termination payments which may be required under the employment agreement to avoid subjecting the affected executives to a golden parachute excise tax under Section 280G of the Internal Revenue Code.

Summary of Severance Arrangements

As discussed above, each of our named executive officers has an employment agreement. The following is a summary of certain payments and benefits that would be provided to the named executive officers upon certain terminations of employment or, as applicable, following a change of control of the company.

Dr. Massingale’s Severance Arrangements

Involuntary Termination without Cause or Voluntary Termination for Good Reason. In the event Dr. Massingale’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), in each case prior to December 31, 2017 and subject to continued compliance with the restrictive covenants described below, we will provide him with:

•
an amount equal to $2,750,000 reduced (but not below zero) by the aggregate salary and annual bonus payments made to Dr. Massingale for his services rendered from 2015 through 2017 (the “Severance Amount”) paid in 12 equal monthly installments beginning on the date of termination;

•
a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination if such pro rata portion is in excess of the Severance Amount, paid in a lump sum within two and one-half months after the end of the applicable fiscal year; and

•
an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members until he reaches the age of 65 payable in monthly installments, beginning on the date of termination.

Termination as a Result of Death or Disability or Voluntary Termination without Good Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated due to his death or by us as a result of his “disability” (as such term is defined in his employment agreement), or if he resigns without good reason within one year following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide him or, in the event of his death, his estate, with:

•	a pro rata portion of his annual bonus for the current bonus period calculated through the date of termination;

•
an amount equal to two times his base salary plus an amount equal to two times his annual bonus for the most recently completed bonus period paid in 12 equal monthly installments (or, in the case of his death, 24 equal monthly installments) beginning on the date of termination; and

•
an amount equal to the aggregate premiums that would be necessary to continue group medical benefits provided to Dr. Massingale and his applicable family members until he reaches the age of 65 payable in monthly installments, beginning on the date of termination.

These payments, however, will be reduced by the amount of any life or disability proceeds that are paid to Dr. Massingale (or his estate) from any life insurance or disability insurance policy that we maintain for his benefit.
Termination for Any Reason following a Change of Control. In the event Dr. Massingale’s employment is terminated for any reason (other than by us for cause) during the one-year period following a change of control, we will indemnify him against any excise taxes that may be imposed under Section 4999 of the Internal Revenue Code on any payments or benefits to be received by him from us so that he will be in the same position as if no such taxes had been imposed. In addition, if, within the one-year period following a change of control, any payments due to Dr. Massingale as a result of the termination of his employment for any reason (other than by us for cause, or as a result of his death or disability) are required to be delayed for six months in order to comply with the requirements of Section 409A of the Internal Revenue Code, we will contribute an amount equal to the payments into a rabbi trust and the amounts contributed to the trust will be required to be delivered to Dr. Massingale on the date that is six months and one day after his separation of service with us.
Accelerated Vesting upon a Change of Control and Certain Terminations. Upon the occurrence of a change of control or Dr. Massingale’s termination of employment by us without cause, voluntary resignation for good reason, death, disability or retirement, Dr. Massingale’s outstanding equity awards will become fully vested;

provided, however, that the remaining unvested portion of the special restricted stock unit grant made to Dr. Massingale on December 31, 2014 will not vest in the event of a voluntary retirement without good reason.
Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Dr. Massingale has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter (or, if he is terminated by us without cause or if he resigns for good reason, for the one-year period thereafter), he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
Mr. Snow’s Severance Arrangements
Involuntary Termination without Cause, Voluntary Termination for Good Reason. In the event Mr. Snow’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), subject to continued compliance with the restrictive covenants described below, we will provide him with:

•
an amount equal to two times his base salary plus an amount equal to two times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination;

•
an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to him and his family members for 24 months, paid in bi-weekly installments, beginning on the date of termination;

•	any unpaid bonus earned for all completed bonus periods; and

•	a pro rata bonus for the bonus period in which his termination occurs, based on actual performance.
As a part of Mr. Snow's amended and restated employment agreement, he agreed to:

•	forgo his prior contractual right to receive severance upon a termination of employment by the Company for “cause” within one year following a sale of the Company; and

•
new language that was added to the agreement to cap any payments otherwise payable to Mr. Snow in the event that such payments would result in “excess parachute payments” under Section 280G of the Internal Revenue Code, unless Mr. Snow’s net after tax position would be better without the imposition of such a cap, in which case the cap on payments would not be applied.

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Mr. Snow has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
Severance Arrangements for Mr. Jones and Mr. Rogers
Involuntary Termination without Cause, Voluntary Termination for Good Reason or Involuntary Termination by us following a Change of Control. In the event one of the above-named named executive officer’s employment is terminated by us without “cause” or the executive resigns for “good reason” (as such terms are defined in the executive’s employment agreement and summarized below), or the executive’s employment is terminated by us for any reason (other than death or disability) during the one-year period following a change of control, in each case, subject to continued compliance with the restrictive covenants described below, we will provide the executive with:

•
an amount equal to two (2) times the executive’s base salary plus an amount equal to two (2) times the executive’s annual bonus (based on the average bonus that the executive received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination; and

•
an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to the executive and the executive’s applicable family members for twenty-four (24) months, paid in bi-weekly installments, beginning on the date of termination.

Accelerated Vesting upon a Change of Control. In addition, under the applicable award agreements, upon the occurrence of a change of control, each of the above-named executive officer’s outstanding equity awards will become fully vested.
Restrictive Covenants. As a result of the restrictive covenants contained in the employment agreements with the above-named executive officers, each such executive officer has agreed not to disclose our confidential information at any time, and, for the period during which the executive officer provides services to us and for the two-year period thereafter, the executive officer has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.
The term “good reason” is generally defined in all of our employment agreements with our named executive officers to mean (1) a substantial adverse change to the executive’s primary responsibilities (which, in the case of Mr. Jones, would also include an adverse change in the executive’s authority, and in the case of Dr. Massingale, would include his removal as director or chairman or his requirement to report to any person other than directly to the Board), (2) reduction of the executive’s base salary or our failure to make bonus payments in accordance with the terms of the executive’s employment agreement, (3) relocation of the executive to a place of business more than 50 miles away from the executive’s current place of business or (4) any other material breach by us of the executive’s employment agreement. Notwithstanding the foregoing, upon receiving notice from an executive that an occurrence constituting good reason has occurred, we will have 30 days (or, in the case of Dr. Massingale, 10 days) following receipt of such notice to cure such event.
The term “cause” is generally defined in all of our employment agreements with our named executive officers to mean (1) the executive’s conviction of or the entering into a guilty plea or plea of no contest with respect to a felony, or any other crime involving fraud, dishonesty, or moral turpitude and which is materially detrimental to us or materially affects the executive’s ability to perform his duties, (2) the executive’s intentional neglect of or material inattention to executive’s duties and which neglect remains uncorrected for more than ten days following notice from us, (3) the commission of an intentional and material act to defraud us or embezzlement or dishonesty against us or (4) the executive willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by us, a self-regulatory organization or a governmental department or agency.
Retention Benefits. With respect to Mr. Rogers, in consideration for his agreement to continue his employment through December 31, 2017, Mr. Rogers will receive the following additional benefits: (i) 100% vesting of a restricted stock unit award granted May 20, 2014, (ii) 401K match for 2017, if and to the extent that other eligible employees of the company receive a 401k match for 2017; (iii) his calendar year 2017 management incentive bonus, if and to the extent such bonuses are paid to other employees, and (iv) in the event Mr. Rogers elects to retire on or after December 31, 2017, he will be paid an aggregate amount equal to twenty (20) months of company group medical benefits.
Dr. Snowden’s Severance Arrangements
Involuntary Termination without Cause, Voluntary Termination for Good Reason. In the event Dr. Snowden’s employment is terminated by us without “cause” or he resigns for “good reason” (as such terms are defined in his employment agreement and summarized below), subject to continued compliance with the restrictive covenants described below, we will provide him with:

•
an amount equal to one times his base salary plus an amount equal to one times his annual bonus (based on the average bonus that he received during the two most recently completed bonus periods) paid in bi-weekly installments beginning on the date of termination;

•
an amount equal to the aggregate premiums due that would be necessary to continue group medical benefits provided to him and his family members for 12 months, paid in bi-weekly installments, beginning on the date of termination; and

Restrictive Covenants. As a result of the restrictive covenants contained in his employment agreement, Dr. Snowden has agreed not to disclose our confidential information at any time, and, for the period during which he provides services to us and for the two-year period thereafter he has also agreed not to solicit our employees or contractors, compete with us or interfere with our business.

Director Compensation

We do not pay any director compensation to our employee directors. We pay an annual cash retainer of
$80,000 to our non-employee directors for serving as directors and an additional cash payment for serving as a committee member or committee chair. The chairman of the Audit Committee receives an additional $30,000, the chairman of all other committees receives an additional $20,000, other Audit Committee members receive an additional $15,000, and all other committee members receive an additional $10,000 for each committee on which they serve. We also granted equity-based awards to such directors under the 2009 Amended and Restated Stock Plan on an annual basis in an amount equivalent in value to $150,000. In May 2015, the annual cash retainer to our non-employee directors was increased from $70,000 and the amount of the annual equity-based award was increased from $130,000. During 2015, we awarded 2,445 RSUs to each of Mr. Davenport, Mr. Bierman, Ms. Grealy, Ms. Gregg, Mr. Herring and Dr. Kurtz and 1,085 to Mr. Fry and Mr. Paulus. The annual cash retainer paid in consideration for Mr. Ostfeld’s service as a director of the Company will be paid directly to JANA Partners, LLC and all equity-based awards granted by the Company to Mr. Ostfeld will be held by Mr. Ostfeld for the benefit of JANA Partners, LLC. The restricted stock unit awards vest on an annual basis over a three year period from the date of grant.

The following table summarizes all compensation for our non-employee directors for fiscal year 2015. The employee directors received no additional compensation for serving on the Board or its committees and, as a result, are not listed in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
James L. Bierman	$126,123	$150,001	$276,124
Glenn A. Davenport	$106,123	$150,001	$256,124
Patrick E. Fry	$38,043	$71,512	$109,555
Mary R. Grealy	$56,123	$150,001	$206,124
Vicky B. Gregg	$96,123	$150,001	$246,124
Joseph L. Herring	$101,123	$150,001	$251,124
Neil M. Kurtz, M.D	$96,123	$150,001	$246,124
Kenneth H. Paulus	$38,043	$71,512	$109,555

(1)
These amounts reflect annual retainer payments and cash payments for serving on committees as described above. Mr. Fry and Mr. Paulus were appointed to the Board on July 10, 2015 and their amounts in this column reflect the portion of their annual retainer for service on the Board earned in fiscal 2015 from such date.

(2) Amount represents the aggregate grant date fair value of restricted stock unit awards based on the Company’s closing share price on the date of the grant. Each of Messrs. Davenport, Bierman, Herring, Fry and Paulus, Dr. Kurtz, Ms. Grealy and Ms. Gregg held 1,127, 1,127, 112, 0, 0, 112, 1,127 and 1,284, respectively, of unvested restricted stock awards and 4,276, 4,276, 4,276, 1,085, 1,085, 4,276, 5,192, 4,276 unvested RSUs for each of the directors at fiscal 2015 year-end.

Director Stock Ownership Guidelines
The Company has director stock ownership guidelines pursuant to which all non-management directors who receive annual retainers (“covered directors”) are expected to accumulate and retain specified levels of ownership of our equity securities so as to further align their interests and actions with the interests of our shareholders. Under the policy, covered directors have a target ownership level established as the lesser of 7,000 shares or 400% of their annual retainer. Covered directors are suggested to achieve these levels of stock ownership within the later of five years after the adoption of the guidelines or five years after first being designated as a covered director. If a covered directors’ guidelines change because of a change in the directors’ annual retainer, the Board may change the stock ownership target and extend any time limits to achieve the recommended ownership level.

The Compensation Committee will review the stock ownership levels of all persons subject to these guidelines on an annual basis. In determining a director’s share ownership level, the following are included:

•    stock purchased on the open market;

•    stock obtained through stock option exercises;

•    restricted stock and RSUs; and

•    stock beneficially owned in a trust, by a spouse and/or minor children.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 28, 2016 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 28, 2016, there were 73,793,208 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Principal Shareholder
FMR, LLC (1)	8,895,191	12.1%
Wellington Management Group LLP (2)	6,401,909	8.7%
JANA Partners LLC (3)	5,890,368	8.0%
1832 Asset Management L.P. (4)	5,073,954	6.9%
The Vanguard Group, Inc. (5)	5,043,995	6.8%
Capital Research Global Investors (6)	4,988,770	6.8%
BlackRock, Inc. (7)	4,883,536	6.6%
Directors and Named Executive Officers
H. Lynn Massingale, M.D. (8)	266,450	*
Michael D. Snow (9)	173,860	*
Oliver V. Rogers (10)	166,639	*
David P. Jones (11)	139,592	*
Edwin M. Crawford (12)	85,092	*
Glenn A. Davenport (13)	28,661	*
James L. Bierman (14)	26,377	*
Miles Snowden (15)	23,544	*
Mary R. Grealy (16)	14,021	*
Vicky B. Gregg (17)	12,572	*
Joseph L. Herring (18)	8,960	*
Neil M. Kurtz, M.D. (19)	8,960	*
Kenneth Paulus (20)	5,405	*
Patrick Fry (21)	4,405	*
Scott Ostfeld (22)	2,841	*
All current directors and executive officers as a group (16 persons)	977,405	1.3%

*	Less than 1%.
(1) Based on a Schedule 13G filed on March 10, 2016 by FMR, LLC, whose address is 245 Summer Street, Boston, Massachusetts 02210, these shares are held by FIAM LLC, Fidelity (Canada) Asset Management ULC, Fidelity Institutional Asset Management Trust Company, FMR Co., Inc and Strategic Advisers, Inc. FMR LLC has sole power to vote or to direct the vote of 2,329,311 of these shares and sole power to dispose or to direct the disposition of all 8,895,191 of these shares.
(2) Based on a Schedule 13G/A filed on February 11, 2016 by Wellington Management Group LLP, whose address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210, these shares were reported to be beneficially owned by Wellington Management Group LLP. Wellington Management Group LLP has shared power to vote or direct the voting of 3,570,545 of these shares and shared power to dispose of or direct the disposition of all 6,401,909 of these shares.

(3) Based on a Schedule 13D filed on February 25, 2016 by JANA Partners LLC, whose address is 767 fifth Avenue, 8th Floor, New York, NY 10153, these shares were reported to be beneficially owned by JANA Partners LLC. JANA Partners LLC has sole power to vote or direct the voting of and sole power to dispose or to direct the disposition of all 5,890,368 of these shares.

(4)
Based on a Schedule 13G filed on January 11, 2016 by 1832 Asset Management L.P., whose address is One Adelaide Street East, 29th Floor, Toronto, Canada M5C 2V9. 1832 Asset Management L.P. has sole power to vote or direct the voting of and sole power to dispose or to direct the disposition of all 5,073,954 shares.

(5)
Based on a Schedule 13G/A filed on February 11, 2016 by The Vanguard Group, whose address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, these shares are beneficially owned by The Vanguard Group. The Vanguard Group has sole power to vote or to direct the vote of 158,606 of these shares, sole power to dispose or to direct the disposition of 4,885,856 of these shares, and shared power to vote or direct the vote of 4,000 shares and shared power to dispose or to direct the disposition of 158,139 of these shares.

(6) Based on a Schedule 13G filed on February 16, 2016 by Capital Research Global Investors, whose address is 333 South Hope Street, Los Angeles, CA 90071. Capital Research Global Investors has sole power to vote or direct the voting of and sole power to dispose or direct the disposition of all 4,988,770 shares.
(7) Based on a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc., whose address is 55 East 52nd Street, New York, New York 10055, these shares are held by BlackRock (Channel Islands) Ltd, BlackRock (Luxembourg) S.A, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, and BlackRock Life Limited, each a subsidiary of BlackRock, Inc. BlackRock, Inc. has sole power to vote or to direct the voting of 4,692,468 of these shares and the sole power to dispose or to direct the disposition of all 4,888,536 of these shares.
(8) Includes 44,009 shares of common stock held by a trust of which he is the trustee and sole beneficiary; 119,278 unvested restricted share awards, and 103,163 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2016.
(9) Shares beneficially owned by Mr. Snow include 107,914 unvested restricted share awards and 55,264 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2016.
(10) Shares beneficially owned by Mr. Rogers include 53,159 unvested restricted share awards and 98,484 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2016.
(11) Shares beneficially owned by Mr. Jones include 58,355 unvested restricted share awards and 45,089 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2016.
(12) Shares beneficially owned by Mr. Crawford include 2,841 unvested restricted share awards.
(13) Shares beneficially owned by Mr. Davenport include 8,724 unvested restricted share awards.
(14) Shares beneficially owned by Mr. Bierman include 8,724 unvested restricted share awards.
(15) Shares beneficially owned by Dr. Snowden include 13,983 unvested restricted share awards and 6,182 shares issuable upon the exercise of options, which he has the right to acquire within 60 days of March 28, 2016.
(16) Shares beneficially owned by Ms. Grealy include 8,724 unvested restricted share awards.
(17) Shares beneficially owned by Ms. Gregg include 7,805 unvested restricted share awards.
(18) Shares beneficially owned by Mr. Herring include 7,709 unvested restricted share awards.
(19) Shares beneficially owned by Dr. Kurtz include 7,709 unvested restricted share awards.
(20) Shares beneficially owned by Mr. Paulus include 4,405 unvested restricted share awards.
(21) Shares beneficially owned by Mr. Fry include 4,405 unvested restricted share awards.
(22) Shares beneficially owned by Mr. Ostfeld include 2,841 unvested restricted share awards. The Restricted Stock Units granted by the Company to Mr. Ostfeld pursuant to a Restricted Stock Unit Award agreement dated March 25, 2016 will  be held by Mr.  Ostfeld for the benefit of JANA Partners, LLC or an affiliate or affiliates thereof (the "JANA Entities") and subsequently transferred by Mr. Ostfeld to one or more of the JANA Entities. Such award is made in accordance with, and shall be subject to the exemptions contained in, Rule 16b-3 of the Exchange Act of 1934, as amended, to the extent the JANA Entities may be directors by deputization of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, (collectively, the Section 16 Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from the Section 16 Reporting Persons, we believe that our Section 16 Reporting Persons complied with all Section 16(a) filing requirements during 2015, with the exception of one Form 4 reporting three transactions for each of Dr. Massingale and Mr. Snow, which were not filed on a timely basis due to an administrative error.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. A Related Party (as defined as any person described in the instructions to paragraph (a) of Item 404 of Regulation S-K and as under the Related Person Transaction Policy) must disclose to any Committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, any Related Party Transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto.

On March 22, 2016, the Company and JANA entered into a Cooperation Agreement. Pursuant to the Cooperation Agreement, the Company appointed Edwin M. Crawford and Scott Ostfeld to the Board as Class I directors, effective March 22, 2016. In addition, subject to the terms of the Cooperation Agreement, the Company has agreed to appoint Nancy M. Schlichting to the Board in January 2017 promptly following her retirement from her position as Chief Executive Officer of Henry Ford Health System. The Company also agreed that, subject to the conditions set forth in the Cooperation Agreement, the Board will nominate Messrs. Crawford and Ostfeld for election to the Board at the Company’s 2016 Annual Meeting and Ms. Schlichting for election to the Board at the Company’s 2017 Annual Meeting.
In connection with the Cooperation Agreement, the Company agreed that it will reduce the size of the Board by one member each year over the next three years beginning at the 2016 Annual Meeting. In addition, the Company agreed, unless mutually agreed otherwise by JANA and the Company, no later than the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2017 Annual Meeting to announce a new Chairman of the Board, reasonably acceptable to JANA, to replace H. Lynn Massingale, M.D. following the expiration of his term pursuant to his current employment agreement with the Company.
Pursuant to the Cooperation Agreement, the Company is obligated to appoint at least two of the JANA Directors to any committee that may be formed to (i) review strategic alternatives, or (ii) oversee the process of identifying potential senior management hires. Pursuant to the Cooperation Agreement, JANA has the right to request that the Board appoint at least one of the JANA Directors to any two of the Audit Committee, the Compensation Committee or the Nominating/Governance Committee, subject to their satisfaction of the qualification requirements of each applicable committee.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Team Health Holdings, Inc., 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our
2017 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 12, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our by-laws include advance notice provisions for shareholders to submit nominations or other business for consideration at an annual meeting. For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting of Shareholders, such a proposal must be received on or after January 25, 2017, but not later than February 24, 2017. In the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of this year’s annual meeting, such notice by the shareholder must be received no earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice. Notwithstanding anything in this section to the contrary, if the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the first anniversary of the prior year’s annual meeting of shareholders, then a shareholder’s notice required by this section shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Steven E. Clifton, 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, (865) 293-5500.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,
Steven E. Clifton
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.teamhealth.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
Team Health Holdings, Inc.
265 Brookview Centre Way, Suite 400
Knoxville, Tennessee 37919

Driving Directions to the Annual Meeting

Doubletree Metropolitan Hotel,
569 Lexington Avenue,
New York, New York 10022

From LaGuardia Airport (LGA): Approximate driving time is 25 minutes and distance is 10 miles. From the airport exit, take Grand Central Pkwy W to Bridge (toll). Cross over bridge and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From JFK International Airport (JFK): Approximate driving time is 45 minutes and distance is 15 miles. Most direct routes into Manhattan require tolls. Depart the airport via the Van Wyck Expwy / Airport exit. Take Van Wyck Expwy, I-678, into Grand Central Pkwy W. Cross Bridge (toll) and take the FDR Dr S to 53rd St exit. Continue on 53rd St to Lexington Ave and turn left. The hotel is at the corner of Lexington Ave and 51st St.

From New Jersey: From the New Jersey Turnpike, to Exit 16E (Lincoln Tunnel). Turn left out of tunnel onto
42nd St. at 42nd St. turn right. Take 42nd to 3rd Ave and turn left onto 3rd Ave. Take 3rd Ave to 51st St. and turn left. The off-site parking garage is approximately 150 feet on the left.

From Upstate New York: NY State Thruway (I-87) South to the Major Deegan to the Bridge to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive south to 53rd St. exit. Move along
53rd St. up to 2nd Ave. and turn left (and stay to your right). Hotel parking garage will be on your left. From
Buffalo, Rochester and Syracuse area, take I-90 to I-87 South and follow directions above.

From New England: I-95 (or I295) South to the Bruckner Expressway (I-278) to the Bridge then to the FDR Drive. The FDR Drive is just before the toll booth on the bridge. Take the FDR Drive South to the 53rd St. Exit. Move along 53rd Street to 2nd Ave, and turn left (and stay to your right). Stay on 2nd Ave to 51st St. and then turn right. Proceed a block and a half on 51st St. and the off-site parking garage will be on your left.

From Long Island: Long Island Expressway (LIE/ I-495) to Queens Mid-Town Tunnel. When you exit the tunnel, follow the uptown direction arrow and drive to 3rd Ave. At 3rd Ave. turn right. Take 3rd Ave. to 51st. St. and turn left. The off-site parking garage is approximately 150 feet to your left on 51st St.

From Pennsylvania: Pennsylvania Turnpike East to New Jersey Turnpike North. Take NJ Turnpike to Exit 16E (Lincoln Tunnel). Turn left out of tunnel to 42nd St.; at 42nd St. turn right. Take 42nd St. to 3rd Ave. and turn left onto 3rd Ave. and turn left onto 51st St. The off-site parking garage is approximately 150 feet on the left.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    ⌧             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees				For	Against	Abstain
1a.	H. Lynn Massingale, M.D.				☐	☐	☐
1b.	Michael D. Snow				☐	☐	☐
1c.	Edwin M. Crawford				☐	☐	☐
1d.	Scott Ostfeld				☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.					For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent public accounting firm for 2016.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES CUSIP #
	Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date	SEQUENCE #

Please see the “Driving Directions to the Annual Meeting” in the Proxy Statement.

`

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

TEAM HEALTH HOLDINGS, INC Annual Meeting of Stockholders May 25, 2016 This proxy is solicited by the Board of Directors

The undersigned stockholder of Team Health Holdings, Inc., a Delaware corporation, hereby revokes all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof, acknowledges receipt of the Notice of Internet Availability of Proxy Materials, and/or the Proxy Statement,
dated April 11, 2016, and appoints Michael D. Snow, President and Chief Executive Officer, David P. Jones, Executive Vice President and Chief Financial Officer, Steven E. Clifton, Executive Vice President, General Counsel and Corporate Secretary, and Oliver Rogers, Executive Vice President and Chief Operating Officer, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Team Health Holdings, Inc. to be held at Doubletree Metropolitan Hotel, 569 Lexington Avenue, New York, NY 10022, on Wednesday, May 25, 2016 at 12:30 p.m. (EDT), and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of common stock of Team Health Holdings, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein. If the proxy is signed but no direction given, this proxy will be voted FOR the election of the director nominees listed on the reverse side and FOR Proposal 2, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

Continued and to be signed on reverse side